Exhibit 2.1
EXECUTION VERSION

EQUITY PURCHASE AGREEMENT
dated as of July 26, 2020
by and among
BLACK KNIGHT, INC.,
GTCR FUND XI/C LP,
GTCR/OB BLOCKER CORP.,
GTCR/OB SPLITTER LP,
OB HOLDINGS I, LLC,
OB ACQUISITION, LLC
and
The Seller Representative Named Herein

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TABLE OF CONTENTS (CONT'D)

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TABLE OF CONTENTS (CONT'D)

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EXHIBITS

Exhibit A - Restructuring Transactions
Exhibit B-1 - Form of FIRPTA Certificate: GTCR Blocker
Exhibit B-2 - Form of FIRPTA Certificate: OB Holdings
Exhibit C - Rules of Engagement for Valuation Firm
Exhibit D - Form of Escrow Agreement
Exhibit E - Accounts Included in Net Working Capital Amount; Illustrative Calculation of Net Working Capital Amount

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EQUITY PURCHASE AGREEMENT
This EQUITY PURCHASE AGREEMENT, dated as of July 26, 2020 (this "Agreement"), is entered into by and among Black Knight, Inc., a Delaware corporation (the "Purchaser"), GTCR Fund XI/C LP, a Delaware limited partnership ("GTCR Fund XI/C"), GTCR/OB Blocker Corp., a Delaware corporation ("GTCR Blocker"), GTCR/OB Splitter LP, a Delaware limited partnership ("GTCR Splitter"), OB Holdings I, LLC, a Delaware limited liability company ("OB Holdings," together with GTCR Fund XI/C, each a "Seller" and collectively, the "Sellers"), OB Acquisition, LLC, a Delaware limited liability company (the "Company"), and OB Holdings, in its capacity as representative as set forth in this Agreement (the "Seller Representative"). Certain defined terms used herein have the meanings set forth in Section 11.15.
W I T N E S S E T H
WHEREAS, as of the date hereof, OB Holdings is the record and beneficial owner of 100 common units of the Company (the "Company Units"), which constitutes 100% of the issued and outstanding equity of the Company;
WHEREAS, prior to the consummation of the transactions contemplated hereby, the Sellers and the Company will have consummated the transactions set forth on Exhibit A (the "Restructuring Transactions");
WHEREAS, immediately following the consummation of the Restructuring Transactions, (i) GTCR Fund XI/C will own 1,000 common shares of GTCR Blocker (the "GTCR Blocker Shares"), which constitutes 100% of the issued and outstanding equity of GTCR Blocker, (ii) GTCR Blocker will own a portion of the Company Units in an amount equal to GTCR Blocker's pro rata ownership of OB Holdings following the Initial Distribution and Redemptions (as defined in Exhibit A) and (iii) OB Holdings will own the remaining Company Units (the Company Units set forth in this clause (ii), together with the GTCR Blocker Shares, collectively, the "Purchased Equity"); and
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, all of the Purchased Equity for the consideration described herein.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Purchaser, the Acquired Companies and the Sellers (each, a "Party" and, collectively, the "Parties") hereby agree as follows:
AARTICLE I

PURCHASE AND SALE OF PURCHASED EQUITY

Section 1.1    Purchase and Sale of Purchased Equity. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase and acquire, and the Sellers shall sell, assign, transfer and convey to the Purchaser, the Purchased Equity. As consideration for the Purchased Equity, upon and subject to the terms and conditions set forth in this Agreement, the Purchaser shall pay the Sellers, in the manner described herein, (i) at the Closing, the Estimated Closing Purchase Price, and make the other payments to be made by it hereunder, including pursuant to Section 1.3 and (ii) after the Closing, any payments required to be made pursuant to Section 2.3.
Section 1.2    Closing. In lieu of an in-person meeting, the closing of the Transactions (the "Closing") shall be accomplished by teleconference and electronic exchange of documents (in .pdf or image format) on the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law, and by the Party entitled to the benefit of such conditions) at the Closing of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the Party entitled to the benefit of such conditions) at the Closing of those conditions), or on or at such other date, time or place (including via video or teleconference and electronic exchange of documents) as is agreed to in writing by the Purchaser and the Seller Representative; provided, that, notwithstanding anything to the contrary in this Agreement, unless otherwise determined by Purchaser, the Closing shall not occur earlier than sixty (60) days following the date of this Agreement. The date on which the Closing occurs is referred to herein as the "Closing Date."
Section 1.3    Closing Deliveries and Payments. At the Closing, on the terms and subject to the conditions set forth in this Agreement:
(a)    Payment of Estimated Closing Purchase Price. The Purchaser shall pay or cause to be paid to the Sellers an aggregate amount equal to the Estimated Closing Purchase Price, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Representative to the Purchaser at least two (2) Business Days prior to the Closing Date.
(b)    Transfer Documents. The Sellers shall deliver, or cause to be delivered, to the Purchaser unit and/or stock transfer powers (as applicable) representing all of the Purchased Equity, duly endorsed (or accompanied by duly executed transfer powers) for transfer to the Purchaser.
(c)    Purchase Price Allocation. The Estimated Closing Purchase Price will be allocated among the Sellers based on the relative fair market value of the Purchased Equity sold by each Seller pursuant to Schedule 1.3(c) of the Disclosure Schedules.
(d)    Purchase Price Escrow.
(i)    The Purchaser and the Escrow Agent shall deliver to the Sellers a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.

(ii)    The Sellers and the Escrow Agent shall deliver to the Purchaser a copy of the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent.
(iii)    The Purchaser shall deposit, or cause to be deposited, $10,000,000.00 (the "Escrow Amount") into the escrow account (the "Escrow Account") established pursuant to the Escrow Agreement by wire transfer of immediately available funds to the account designated for such purpose by the Escrow Agent.
(e)    Transaction Expenses Payment. The Purchaser shall pay, or cause to be paid, on behalf of the Sellers, the Acquired Companies, as applicable, all Estimated Transaction Expenses in accordance with the Estimated Closing Statement by wire transfer of immediately available funds to the account(s) as may be specified therein or by such other method of payment as may be specified therein. To the extent any Transaction Expenses are payable to employees of any of the Acquired Companies, the Purchaser shall pay the amount of such Transaction Expenses to the applicable Acquired Company at the Closing, and the Purchaser shall cause the Acquired Companies to make payment of such expense to such employees through the payroll of the applicable Acquired Company at or as soon as practicable after the Closing, but in no event later than two weeks after the Closing.
(f)    Indebtedness Payment. The Purchaser shall pay, or cause to be paid, on behalf of the Sellers, the Acquired Companies, as applicable, all Indebtedness set forth on Schedule 1.3(f) of the Disclosure Schedules in accordance with the payoff letter(s) relating to such Indebtedness delivered to the Purchaser prior to the Closing Date.
(i)    No later than 3 Business Days prior to the Closing Date, the Company shall deliver customary payoff letters (the "Payoff Letters"), in form and substance reasonably satisfactory to the Purchaser, from each financial institution or other lender (or the agents representing the foregoing) of the Indebtedness set forth on Schedule 1.3(f) of the Disclosure Schedules, confirming the total payment required to be made as of the Closing Date to repay in full such Indebtedness (such amounts, the "Payoff Amount"), together with pay-off instructions for making such repayment on the Closing Date, and specifying that, upon receipt of the Payoff Amount, such Indebtedness shall be deemed repaid and satisfied in full and any Liens in respect thereof shall be automatically and irrevocably released.
(ii)    The Purchaser shall pay, or cause to be paid, on behalf of the Sellers, the Acquired Companies, as applicable, the Payoff Amount in accordance with the Payoff Letters.
(g)    FIRPTA Certificates.
(i)    GTCR Blocker shall deliver to the Purchaser, in substantially the form attached hereto as Exhibit B-1, a certificate stating that GTCR Blocker is not and has not been a U.S. real property holding corporation as defined in Section 897(c) of the Code for the period described in Section 897(c)(1)(A)(ii) of the Code together with a notice that the Purchaser may provide or cause to be provided to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(ii)    OB Holdings (or its regarded owner) shall deliver to the Purchaser, in substantially the form attached hereto as Exhibit B-2 and in compliance with Treasury Regulations Section 1.1445-2(b)(2) and Section 1446 of the Code, a non-foreign affidavit dated as of the Closing Date certifying as to such Person's non-foreign status; provided, provided, that if the Purchaser does not receive any certifications described above in this clause (g) on or prior to the Closing, the Purchaser's sole remedy shall be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 or 1446(f), as applicable, of the Code.
(h)    Resignations. The Acquired Companies shall deliver to the Purchaser resignations (effective as of the Closing) from the directors and managers of each Acquired Company who are affiliated with the Existing Sponsor.
Section 1.4    Withholding. The Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as the Purchaser reasonably determines are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law. Prior to the deduction or withholding from the consideration otherwise payable pursuant to this Agreement in accordance with this Section 1.4, the Purchaser shall notify the Seller’s Representative (which shall in turn notify the Person in respect of which such deduction or withholding would apply) and the Parties will reasonably cooperate in good faith to minimize any such deduction or withholding. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
ARTICLE II

PURCHASE PRICE; POST-CLOSING ADJUSTMENT
Section 2.1    Purchase Price.
(a)    At least two (2) Business Days prior to the Closing Date, the Acquired Companies shall prepare and deliver to the Purchaser a written statement (the "Estimated Closing Statement") setting forth:
(i)    the Acquired Companies' good faith estimates of (A) the Cash Amount (the "Estimated Cash Amount"), (B) the Indebtedness Amount (the "Estimated Indebtedness Amount"), (C)  the Net Working Capital Amount (the "Estimated Net Working Capital Amount") and (D) the Transaction Expenses (the "Estimated Transaction Expenses");
(ii)    a list of and, as applicable, payment instructions for the payment of, the Estimated Transaction Expenses; and
(iii)    the calculation of the Estimated Closing Purchase Price (based on the estimates referenced in Section 2.1(a)(i)).

(b)    For purposes of this Agreement, the term "Estimated Closing Purchase Price" means (i) $1,800,000,000 (the "Base Purchase Price"), minus (ii) the Estimated Indebtedness Amount, plus (iii) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, plus (v) the Estimated Cash Amount, minus (vii) the Estimated Transaction Expenses, minus (viii) the Escrow Amount.
(c)    For purposes of this Agreement, the term "Final Closing Purchase Price" means (i) the Base Purchase Price, minus (ii) the Indebtedness Amount as finally determined pursuant to Section 2.2, plus (iii) the amount, if any, by which the Net Working Capital Amount as finally determined pursuant to Section 2.2 exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital Amount as finally determined pursuant to Section 2.2, plus (v) the Cash Amount as finally determined pursuant to Section 2.2, minus (vii) the Transaction Expenses, as finally determined pursuant to Section 2.2, minus (viii) the Escrow Amount.
Section 2.2    Final Closing Balance Sheet Calculation.
(a)    As promptly as possible, but in any event within 60 days after the Closing Date, the Purchaser shall deliver to the Seller Representative a consolidated balance sheet of the Acquired Companies as of the Calculation Time (the "Closing Balance Sheet") and a statement, together with reasonable supporting detail (including all calculations, documentation and working papers), showing the calculation of the Cash Amount, Indebtedness Amount, Net Working Capital Amount derived from the Closing Balance Sheet and the calculation of the Transaction Expenses, including the calculation of the Final Closing Purchase Price as a result thereof and a reconciliation to the Estimated Closing Statement (together with the Closing Balance Sheet, the "Final Closing Statement"). Notwithstanding anything to the contrary in this Agreement, (x) the Closing Balance Sheet and the Final Closing Statement (i) shall be prepared and the Cash Amount, Indebtedness Amount, Transaction Expenses and Net Working Capital Amount (including any estimates of the foregoing pursuant to Section 2.1(a)) shall be determined on a consolidated basis in accordance with the definitions set forth herein and with accounting methods, policies, principles, practices and procedures, classifications, judgments and estimation methodology consistent with GAAP as applied by the Acquired Companies in the December 31, 2019 Audited Financial Statements, (ii) shall be based on facts and circumstances as they are known to exist as of the applicable Calculation Time and shall not otherwise include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions or arising from any act, decision or event occurring on or after the Closing, and (iii) shall not include any additional provision or accrual or increase in any existing provision or accrual included in the Estimated Closing Statement, except to the extent new facts or events have arisen after the date of the December 31, 2019 Audited Financial Statements and before the Calculation Time that, applying the same management, judgment, methodologies, practices, classification, policies and procedures, would justify such a provision, accrual or increase and (y) in no event shall the Indebtedness Amount, the Net Working Capital Amount or Transaction Expenses be calculated to include any fees, liabilities and/or expenses to the extent incurred by or at that direction of the

Purchaser or an Affiliate thereof or otherwise relating to (i) the Purchaser's or its Affiliates' breach of this Agreement or the other agreements contemplated hereby, (ii) the Purchaser's or its Affiliates' financing (including obtaining any consent or waiver relating thereto) for the Transactions, (iii) any other liabilities or obligations incurred or arranged by or on behalf of the Purchaser or its Affiliates in connection with the Transactions (including any fees payable to any financing institution or the Acquired Companies' Representatives on behalf of the Purchaser or its Affiliates), or (iv) any post-Closing agreements, plans or arrangements between or among the Purchaser or its Affiliates, on the one hand, and the Acquired Companies or their Representatives, on the other hand.
(b)    The purpose of preparing the Closing Balance Sheet and determining the Cash Amount, Indebtedness Amount, Transaction Expenses and Net Working Capital Amount and the related purchase price adjustment contemplated by this Section 2.2 is to (i) measure the Cash Amount, Indebtedness Amount, and Transaction Expenses and (ii) measure differences in the Net Working Capital Amount against the Target Net Working Capital Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining the Cash Amount, Indebtedness Amount, Transaction Expenses or Net Working Capital Amount that are different from those contemplated by Section 2.2(a).
(c)    The Seller Representative and its Representatives shall be permitted reasonable access during normal business hours to review and obtain copies of the Acquired Companies' books and records and any work papers related to the preparation of the Final Closing Statement and the adjustments contemplated thereby. The Seller Representative and its Representatives may make reasonable inquiries of the Purchaser, the Acquired Companies and their respective accountants regarding questions or disagreements, and the Purchaser and the Acquired Companies shall, and shall use their reasonable best efforts to cause any such accountants to, cooperate with and respond to such inquiries. At the request of the Seller Representative, the Acquired Companies shall use reasonable best efforts to make available their personnel to advise and assist the Seller Representative and its Representatives in their review of the Final Closing Statement and any objections or disputes with respect thereto.
(d)    If the Seller Representative has any objections to the Final Closing Statement, the Seller Representative shall deliver to the Purchaser a statement setting forth its objections thereto (an "Objections Statement"). If an Objections Statement is not delivered to the Purchaser within 45 days after delivery of the Final Closing Statement to the Seller Representative, the Final Closing Statement shall be final, binding and non-appealable by the Parties. Upon the 45th day after receipt of the Final Closing Statement, then, at the election of the Seller Representative, in its sole discretion, the Purchaser and the Seller Representative shall promptly (but in any event within two (2) Business Days) deliver a joint written instruction to the Escrow Agent to pay to the Sellers by wire transfer of immediately available funds to account(s) previously designated in writing by the Seller Representative to the Escrow Agent, any portion of the Escrow Amount not reasonably necessary to cover the amounts in dispute. The Seller Representative and the Purchaser shall negotiate in good faith to resolve any objections in the Objections Statement, but if and to the extent they do not reach a final resolution within 30 days after the delivery of the Objections Statement, the Seller

Representative and the Purchaser shall submit such dispute to the Valuation Firm, who shall act as an expert and not an arbiter, for resolution. Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute. The Valuation Firm shall make a final determination of the Cash Amount, Indebtedness Amount, Transaction Expenses, Net Working Capital Amount, and the resulting Final Closing Purchase Price calculated with reference to such amounts (solely to the extent such amounts are in dispute as set forth in the Objections Statement) in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit C. The Parties shall cooperate with the Valuation Firm prior to and during the term of its engagement, including by executing a customary engagement letter. The determination of the Cash Amount, Indebtedness Amount, Transaction Expenses, Net Working Capital Amount, and the resulting Final Closing Purchase Price calculated with reference thereto, in each case in the manner contemplated by this Section 2.2, shall become final and binding on the Parties on the date the Valuation Firm delivers its final resolution in writing to the Seller Representative and the Purchaser. The cost of such review and determination shall be borne by the Purchaser, on the one hand, and the Seller Representative, on the other hand, based on the percentage which the portion of the disputed amount not awarded to a Party bears to the amount actually disputed by such Party, with the portion of any payment due from the Sellers paid by the Seller Representative on behalf of the Sellers in accordance with Section 11.20(d). For example, if the Purchaser claims that Net Working Capital Amount is $1,000 less than the amount determined by the Seller Representative, and the Seller Representative disputes only $500 of the amount claimed by the Purchaser, and if the Valuation Firm awards the Purchaser $300 of the $500 disputed, then the cost of the Valuation Firm's review and report shall be allocated 60% (i.e., $300/$500) to the Seller Representative and 40% (i.e., $200/$500) to the Purchaser.
Section 2.3    Post-Closing Adjustment Payment.
(a)    If the Final Closing Purchase Price is greater than the Estimated Closing Purchase Price, promptly after the date the Final Closing Purchase Price is finally determined pursuant to Section 2.2 (but in any event within 3 Business Days), (i) the Purchaser shall pay, or cause to be paid, to the Sellers, in accordance with Section 1.3(c), the aggregate amount of such excess, by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller Representative to the Purchaser and (ii) the Seller Representative and the Purchaser shall jointly instruct the Escrow Agent to release to the Sellers the remaining funds in the Escrow Account, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Seller Representative to the Escrow Agent. If the Final Closing Purchase Price is less than the Estimated Closing Purchase Price (such shortfall amount, if any, the "Shortfall Amount"), promptly after the date the Final Closing Purchase Price is finally determined pursuant to Section 2.2 (but in any event within 3 Business Days), (x) the Seller Representative and the Purchaser shall jointly instruct the Escrow Agent to pay to the Purchaser an amount equal to the lesser of (1) the funds in the Escrow Account and (2) the Shortfall Amount, by wire transfer of immediately available funds to one or more accounts designated in writing by the Purchaser to the Escrow Agent and (y) to the extent that any balance in the Escrow Account will remain after such payment to the Purchaser, the Seller Representative and the Purchaser shall (simultaneously with the instruction in clause (x)) jointly instruct the Escrow Agent to pay to the Sellers the amount remaining in the Escrow Account, to the account or accounts designated in writing by the Seller Representative to the Escrow Agent. Neither the Sellers nor any other Person shall have any liability for any amounts due to the Purchaser pursuant to Section 2.2 or Section 2.3 in excess of the Escrow Amount, and the Purchaser's sole source of recourse and recovery for any such amounts due shall be the funds available in the Escrow Account.
(b)    The funds available in the Escrow Account may be distributed to the Purchaser and/or the Sellers solely and exclusively in accordance with Section 2.3(a) and the terms of the Escrow Agreement and shall not be available for any other payment to the Purchaser or any of its Affiliates. All title and all rights to all remaining funds in the Escrow Account shall automatically transfer to the Sellers (i) immediately after the payments made to the Purchaser under Section 2.3(a), if the Final Closing Purchase Price is less than the Estimated Closing Purchase Price, or (ii) immediately upon the final determination of the Final Closing Purchase Price, if the Final Closing Purchase Price is greater than or equal to the Estimated Closing Purchase Price, in each case in accordance with the terms of the Escrow Agreement.
(c)    Any amount paid under this Section 2.3 shall be treated as an adjustment to the Estimated Closing Purchase Price for Tax purposes and, except to the extent required by applicable Laws, the Parties agree not to take any position inconsistent with such treatment on any Tax Return.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH ACQUIRED COMPANY
Each of the Acquired Companies, severally as to itself and not jointly and severally, represents and warrants to the Purchaser that, except as disclosed in the disclosure schedules delivered to the Purchaser simultaneously with the execution of this Agreement (the "Disclosure Schedules"):
Section 3.1    Organization, Standing and Organizational Power. Such Acquired Company is a corporation or limited liability company, duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization and such Acquired Company has all requisite organizational power and authority necessary to own or lease all of its respective properties and assets and to carry on its respective business as it is now being conducted. Such Acquired Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute an Acquired Company Material Adverse Effect.
Section 3.2    Authority; Non-Contravention.
(a)    Such Acquired Company has all necessary power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the Transactions. The execution and delivery of, and performance by such Acquired Company under, this Agreement has been duly authorized by all requisite action and no other action on the part of any Acquired Company is necessary to authorize the execution and delivery of, and performance by, such Acquired Company under this Agreement. This Agreement has been duly executed and delivered by such Acquired Company and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of such Acquired Company, enforceable against such Acquired Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").
(b)    Except as set forth on Schedule 3.2(b) of the Disclosure Schedules, neither the execution and delivery of this Agreement by the Acquired Companies, nor the consummation by the Acquired Companies of the Transactions, nor compliance by the Acquired Companies with any of the terms or provisions hereof, will (i) conflict with or violate any provision of any applicable organizational document of any Acquired Company, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to any Acquired Company or any of their respective assets or properties or (iii) result in any breach of, conflict with, constitute a default (with or without notice or lapse of time, or both) under, require delivery of notice under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract listed on Schedule 3.16 of the Disclosure Schedules to which any Acquired Company is a party (excluding any Acquired Company Plan or agreement, contract, arrangement or plan entered into by, or at the direction of, the Purchaser or any of its Affiliates), or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of any Acquired Company, other than, in the case of clauses (ii) and (iii), as would not have an Acquired Company Material Adverse Effect.
Section 3.3    Governmental Approvals. Except for (a) the consents, approvals and filings listed on Schedule 3.3 of the Disclosure Schedules, (b) the consents, approvals and filings that may be required solely by reason of the Purchaser's participation in the Transactions or any facts or circumstances relating to the Purchaser or any of its controlled Affiliates, (c) such filings as may be required by any applicable federal or state securities or "blue sky" Laws, and (d) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Acquired Companies and the consummation by the Acquired Companies of the Transactions, other than as would not have an Acquired Company Material Adverse Effect.
Section 3.4    Subsidiaries.
(a)    Schedule 3.4(a) of the Disclosure Schedules sets forth, as of the date hereof and as of immediately following the consummation of the Restructuring Transactions, (i) the full legal name of each Acquired Company, (ii) each such legal entity's jurisdiction of organization, (iii) the issued and outstanding equity interests of such Acquired Company and (iv) the holder(s) of such legal entity's equity interests. Each such Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except in each case as would not have an Acquired Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary are owned directly or indirectly by an Acquired Company free and clear of all Liens other than Permitted Liens, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the "Securities Act"), and other applicable foreign or domestic securities Laws.
(b)    No Acquired Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.
Section 3.5    Capitalization.
(a)    As of the date hereof:
(i)    Schedule 3.5(a)(i) of the Disclosure Schedules sets forth, as of the date hereof, a true and complete list of all holders of outstanding equity interests of the Acquired Companies (including the number of equity interests held by such holders).
(ii)    All outstanding equity interests of the Acquired Companies have been duly authorized, validly issued, fully paid, nonassessable and are free of preemptive rights or similar rights. Except as set forth on Schedule 3.5(a)(ii) of the Disclosure Schedules, no Acquired Company has any equity securities or securities containing any equity features issued or outstanding, and there are no agreements, options, warrants, calls, puts, rights to subscribe, conversion rights or other rights or arrangements outstanding that provide for the sale or issuance of any of the foregoing by any Acquired Company. There are no material agreements or other obligations (contingent or otherwise) that require any Acquired Company to repurchase or otherwise acquire any of such Acquired Company's equity securities that would survive the Closing.
(b)    As of immediately prior to the Closing and after the consummation of the Restructuring Transactions:
(i)    The Estimated Closing Statement will set forth, as of immediately prior to the Closing and after the consummation of the Restructuring Transactions, a true and complete list of all holders of outstanding equity interests of the Acquired Companies (including the number of equity interest held by such holders).
(ii)    All outstanding equity interests of the Acquired Companies will be duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights or similar rights and will be owned beneficially and of record by the Sellers. No Acquired Company will have any equity securities or securities containing any equity features issued or outstanding, and there will be no agreements, options, warrants, calls, puts, rights to subscribe, conversion rights or other rights or arrangements outstanding that will provide for the sale or issuance of any of the foregoing by any Acquired Company. There will be no agreements or other obligations (contingent or otherwise) that require any Acquired

Company to repurchase or otherwise acquire any of such Acquired Company's equity securities that would survive the Closing.
Section 3.6    Financial Statements; No Undisclosed Liabilities.
(a)    Attached to Schedule 3.6(a) of the Disclosure Schedules are true and complete copies of: (i) the unaudited consolidated balance sheet as of June 30, 2020 of OB Holdings and its Subsidiaries (the "Latest Balance Sheet") and the related statements of income and cash flows for the six (6)-month period then ended and (ii) the audited consolidated balance sheet as of December 31, 2018 and December 31, 2019 and the related consolidated statements of operations, changes in members’ equity and cash flows for the 12-month periods then ended of OB Holdings and its Subsidiaries (the "Audited Financial Statements" and collectively, with the Latest Balance Sheet, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of OB Holdings and its Subsidiaries (taken as whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments.
(b)    None of the Acquired Companies have any material liabilities, except for liabilities (i) reflected or reserved against on the Latest Balance Sheet (including any notes thereto), (ii) incurred after the date of the Latest Balance Sheet in the ordinary course of business, (iii) as contemplated by this Agreement or arising in connection with the Transactions, (iv) disclosed on the Disclosure Schedules, (v) obligations incurred under the Contracts disclosed on the Disclosure Schedules or not required to be disclosed on the Disclosure Schedules, or (vi) that would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.
Section 3.7    Absence of Certain Changes.
(a)    From December 31, 2019 to the date hereof, (i) except in connection with the Transactions, the business of the Acquired Companies has been conducted in all material respects in the ordinary course of business and (ii) there has not been an Acquired Company Material Adverse Effect.
(b)    Except as set forth on Schedule 3.7(b) of the Disclosure Schedules, from December 31, 2019 to the date hereof, no Acquired Company has taken or authorized any action which, if taken or authorized on or after the date hereof, would require the consent of the Purchaser pursuant to Section 7.1.
Section 3.8    Legal Proceedings. Except as set forth on Schedule 3.8 of the Disclosure Schedules, as of the date hereof, there are no claims, actions, suits, inquiries, investigations, judicial or administrative proceeding, grievance, arbitration or other proceedings (each, an "Action") pending or, to any Acquired Companies' Knowledge, threatened in writing against such Acquired Company or its Subsidiaries, at law or in equity, or before or by any Governmental Authority, and no Acquired Company is subject to any outstanding judgment, order or decree of any Governmental Authority, except where any such Action, judgment, order or decree is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.
Section 3.9    Compliance With Laws; Permits.
(a)    Except as set forth on Schedule 3.9 of the Disclosure Schedules, each Acquired Company is in compliance in all respects with all laws, statutes, ordinances, codes, regulations, decrees, judgments, injunctions and orders of Governmental Authorities (collectively, "Laws") applicable to such Acquired Company, except where such noncompliance has not had and would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole. The Acquired Companies hold, and are in compliance with in all material respects, all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted (collectively, "Permits"). All such Permits are valid and in full force and effect, except where such noncompliance, failure to hold, or failure to be valid or in full force and effect has not had and would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole. No actions seeking to revoke, reconsider the grant of, cancel, suspend or modify or declare any Permit held by the Acquired Companies invalid is pending or, to the Knowledge of the Acquired Companies, threatened before any Governmental Authority, except where any such action is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.
(b)    None of the Acquired Companies, nor any of their respective officers, directors or employees (collectively with the Acquired Companies, the "Relevant Persons"), nor, to the knowledge of the Acquired Companies, any of their agents or representatives, in each case solely in the course of their actions for or on behalf of the Acquired Companies, have in the past five (5) years, violated any applicable provision of the FCPA, the U.K. Bribery Act 2010, or any other anti-corruption or anti-bribery laws or regulations applicable to any Acquired Company.
(c)    No Relevant Person has in the past five (5) years engaged directly or, to the knowledge of the Acquired Companies, indirectly in transactions: (i) with a person or entity resident in or organized under the laws of North Korea, Cuba, Iran, Syria, or the Crimea region, in each case in violation of applicable Sanctions; (ii) with any other person or entity that was then the target of restrictive U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control ("OFAC") or any other international sanctions regime to which any Acquired Company is subject (such applicable regimes, collectively, "Sanctions"), including any transactions with specially designated nationals or blocked persons designated by OFAC, in each case, in violation of Sanctions; or (iii) otherwise prohibited by any applicable Sanctions.
Section 3.10    Tax Matters.
(a)     Each of the Acquired Companies has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income Tax Returns and all other material Tax Returns required to be filed by it; all such Tax Returns are true, correct and complete in all material respects; and all income Taxes and other material Taxes of the

Acquired Companies, whether or not reflected on such Tax Returns, have been timely paid (taking into account any extension of time within which to file).
(b)    No deficiency with respect to any income or other material Taxes has been proposed, asserted or assessed, in each case, in writing against the Acquired Companies that has not been fully paid or adequately reserved for in accordance with GAAP in the Latest Balance Sheet; no Acquired Company is currently subject to any audit or other administrative or court proceedings by any Governmental Authority with respect to income Taxes or other material Taxes of such Acquired Company (and no such audit or proceeding is pending or threatened); no Acquired Company has waived any statute of limitations in respect of income or other material Taxes or agreed to any extension of time with respect to an assessment or deficiency with respect to any income or other material taxes (other than any waiver or extension which is no longer in effect); and no claim has been made by a Governmental Authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to income or other material taxation by that jurisdiction.
(c)    All material Taxes required to be withheld or collected by each Acquired Company in connection with any amounts paid or owing to, or received from, any employee, independent contractor, creditor, stockholder, customer or other third party have been timely withheld or collected, and such withheld or collected Taxes have been timely paid to the appropriate Governmental Authority as required by applicable Law.
(d)    There are no Liens with respect to Taxes on any of the assets of the Acquired Companies (other than Permitted Liens),
(e)    No Acquired Company (i) has any unpaid liability under Section 965 of the Code, (ii) is a party to or bound by any agreement providing for the allocation or sharing of Taxes (other than customary Tax indemnification provisions set forth in commercial agreements entered into in the ordinary course of business the principal subject matter of which is not Taxes), (iii) is liable for the Taxes of any other Person (x) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign law), (y) as a transferee or successor, or (z) by assumption, operation of law, or contract, (iv) has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement, or (v) has received or requested any ruling, closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) or similar agreement from any Governmental Authority with respect to any Tax matter.
(f)    No Acquired Company will be required to include any material amounts in income, or exclude material items of deduction, in any taxable period (or portion thereof) ending after the Closing by reason of (i) a change in method of accounting for any Pre-Closing Tax Period, (ii) the use of an improper method of accounting for any Pre-Closing Tax Period, (iii) an installment sale or open transaction disposition made prior to Closing, or (iv) a prepaid amount received or accrued on or prior to Closing.

(g)    No Acquired Company (i) is or has ever been taxable as a corporation for U.S. federal, state or local income tax purposes (other than OB Acquirer Corp., Resitrader, Inc. and SCOB Holdings Corporation) or (ii) has elected to have the provisions of chapter 63 of the Code, as amended pursuant to the Bipartisan Budget Act of 2015, apply to it with respect to any taxable period beginning prior to January 1, 2018.
For purposes of this Section 3.10, any reference to any Acquired Company shall be deemed to include any Person that merged with or was liquidated or converted into such Acquired Company. No representation or warranty is made in this Agreement with respect to the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute.
Section 3.11    Employee Benefits Matters.
(a)    Schedule 3.11 of the Disclosure Schedules sets forth a complete and correct list of each material Acquired Company Plan.
(b)    With respect to each material Acquired Company Plan, the Acquired Companies have made available to the Purchaser correct and complete copies of, as applicable, (a) the current plan and trust document, insurance contract or other funding arrangement, and all amendments thereto, (b) for the most recent plan year, (i) the annual report on Form 5500 required to be filed and all schedules thereto, (ii) audited financial statements and (iii) actuarial or other valuation reports, (c) the most recent summary plan description provided to participants and (d) the most recent determination letter received from the IRS.
(c)    Each Acquired Company Plan has been administered, in all material respects, in compliance with its terms and in compliance with the applicable provisions of ERISA and the Code, and the regulations and other guidance issued thereunder. No non-exempt "prohibited transaction" (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Acquired Company Plan, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.
(d)    All Acquired Company Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code have received a favorable determination or opinion letter from the IRS.
(e)    None of the Acquired Companies maintain, sponsor, contribute to, or have any liability (including on behalf of an ERISA Affiliate) under or with respect to (i) an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), subject to Title IV or Section 302 of ERISA or Section 412 of the Code, including a "multiemployer plan" (as defined in Section 3(37) of ERISA), (ii) a "multiple employer plan" as defined in Section 413(c) of the Code, or (iii) a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.
(f)    With respect to any Acquired Company Plan, (i) no claims (other than routine claims for benefits in the ordinary course), audits or Actions are pending, or, to any Acquired Companies' Knowledge, threatened against any Acquired Company Plan with respect to the operation thereof, and (ii) to any Acquired Companies' Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such claims, audits or Actions, except in the case of (i) and (ii) where any such claims, audits or Actions are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.
(g)    Except as set forth on Schedule 3.11(g) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Transactions, whether alone or in connection with any other event, will (i) result in any payment or benefit becoming due to any current or former employee, officer, director or independent contractor of the Acquired Companies or under any Acquired Company Plan, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, officer, director or independent contractor of the Acquired Companies or under any Acquired Company Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, officer, director, independent contractor or consultant of the Acquired Companies or under any Acquired Company Plan or (iv) excluding any agreement, contract, arrangement or plan entered into by or at the direction of Purchaser or its Affiliates, result in payments or benefits (including accelerated vesting) to any current or former employee, officer or director of the Acquired Companies that (A) would not be deductible to the payor as a result of Section 280G of the Code or (B) would result in any excise tax on any such current or former employee, officer or director under Section 4999 of the Code.
Section 3.12    Environmental Matters. Except for those matters that would not have an Acquired Company Material Adverse Effect, (a) each of the Acquired Companies is in compliance with all applicable Environmental Laws, (b) each of the Acquired Companies holds and is in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no Action by or before any Governmental Authority and arising under Environmental Laws threatened against any Acquired Company, and (d) no Acquired Company is subject to, any outstanding judgment, order or decree of any Governmental Authority arising under Environmental Laws.
Section 3.13    Intellectual Property.
(a)    Schedule 3.13(a) of the Disclosure Schedules sets forth a true, correct and complete list of all (i) issued Patents and pending Patent applications, (ii) registered Trademarks and pending applications for registration of Trademarks, (iii) registered Copyrights and pending applications for registration of Copyrights and (iv) registered Internet domain names, in each case that are owned or purported to be owned by the Acquired Companies (the "Acquired Company Registered IP"), including, for each item listed: (A) the record owner; (B) the jurisdiction in which each such item of Acquired Company Registered IP has been issued, registered or filed; (C) the issuance, registration or application date; and (D) the issuance, registration or application number. All Acquired Company Registered IP is subsisting and, to the Acquired Companies' Knowledge, valid and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright,

Internet domain name, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Acquired Company Registered IP in full force and effect.
(b)    The Acquired Companies solely and exclusively own all right, title and interest in and to (i) all Acquired Company Registered IP and all other Intellectual Property owned or purported to be owned by the Acquired Companies, or created, conceived or developed by any employee of any of the Acquired Companies in the course of employment by such of the Acquired Companies, and (ii) all other material Intellectual Property that was created, conceived or developed by any contractor or consultant of any of the Acquired Companies in the course of engagement by such of the Acquired Companies ((i) and (ii), collectively, "Acquired Company-Owned IP"), in each case of (i) and (ii), free and clear of all Liens, except for Permitted Liens. Each of the Acquired Companies has valid and enforceable rights to use, pursuant to a written license, sublicense, agreement or permission, all material Licensed IP, free and clear of all Liens, except for Permitted Liens. The Acquired Company-Owned IP and the Licensed IP (collectively, the "Acquired Company IP") constitutes all Intellectual Property used in, and necessary and sufficient for, the operation of the businesses of the Acquired Companies as currently conducted.
(c)    None of the Acquired Companies, the conduct of the Acquired Companies' respective businesses as currently conducted, or any Acquired Company-Owned IP has infringed, misappropriated (or resulted from the misappropriation of), diluted or otherwise violated, or is infringing, misappropriating (or results from the misappropriation of), diluting or otherwise violating any third Person's Intellectual Property. In the past six (6) years, none of the Acquired Companies has received from any Person any written notice, charge, complaint, claim or other written assertion (i) alleging any infringement, misappropriation, dilution or other violation of any third Person's Intellectual Property, (ii) inviting any of the Acquired Companies to take a license under any third Person's Intellectual Property or (iii) challenging the ownership, use, validity or enforceability of any Acquired Company-Owned IP. There are no pending or, to the Knowledge of the Acquired Companies, threatened legal proceedings, against any Acquired Company involving any claim of infringement, unauthorized use, misappropriation, dilution or violation of any Intellectual Property or challenging the ownership, use, validity or enforceability of any Acquired Company IP.
(d)    To the Knowledge of the Acquired Companies, in the past six (6) years, no third Person has infringed, misappropriated, diluted or otherwise infringed or is infringing, misappropriating, diluting or otherwise violating any Acquired Company-Owned IP. None of the Acquired Companies has made any such claims or allegations against any third Person alleging any of the foregoing in the past six (6) years, and no such claims or actions are pending against a third Person.
(e)    Each of the Acquired Companies has taken commercially reasonable measures to maintain the confidentiality of and otherwise protect all (i) material Trade Secrets included in the Acquired Company-Owned IP and (ii) Trade Secrets owned by any third Person to whom the Acquired Companies has a confidentiality obligation. No material Trade Secret included in any of the Acquired Company-Owned IP has been authorized to be disclosed or, to the Knowledge of the Acquired Companies, has been actually disclosed to any third Person other than pursuant to a written confidentiality agreement restricting the disclosure and use thereof.
(f)    Each of the Acquired Companies has entered into valid and enforceable written Contracts with all past and current employees, contractors and consultants who have been engaged or otherwise retained at any time by such of the Acquired Companies and who have contributed to the discovery, conception, development, creation, or reduction to practice of any material Intellectual Property for or on behalf of such of the Acquired Companies or otherwise within the scope of such engagement or retention, pursuant to which such Persons effectively assign to such of the Acquired Companies all their respective right, title, and interest in and to all such Intellectual Property (collectively, the "Personnel IP Contracts"). To the Knowledge of the Acquired Companies, all Personnel IP Contracts with current employees, contractors and consultants are in full force and effect and no Personnel IP Contract has suffered a material default or breach.
(g)    Schedule 3.13(g) of the Disclosure Schedules lists all material Contracts (other than licenses to Software that is generally commercially available on standard and commercially reasonable terms for an aggregate fee, royalty or other consideration of no more than $250,000 entered into in the ordinary course of business) to which any Acquired Company is a party under which such Acquired Company is a licensee to any software from a third Person.
(h)    Each of the Acquired Companies is in compliance in all material respects with the license terms applicable to any Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Proprietary Software, and has obtained and purchased (where applicable) commercial license rights to any such Open Source Software where required as a result of the usage by any of the Acquired Companies of such Open Source Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Proprietary Software, or modified in any way, in each case, in a manner that obligates any Acquired Company to (i) distribute, disclose or otherwise make available any Proprietary Software in source code form or (ii) license or otherwise make available any Proprietary Software combined, distributed or otherwise made available with such Open Source Software, or any associated Intellectual Property, on a royalty-free basis. None of the Acquired Companies is a contributor, committer or submitter with respect to any open source projects, and none of the Acquired Companies nor any of their respective current or former employees, contractors or consultants has released, licensed, distributed or made accessible any material Proprietary Software under any license of Open Source Software (including in connection with any open source project).
(i)    None of the source code or related source materials for any Proprietary Software (excluding any third party Open Source Software incorporated into any Proprietary Software) has been licensed or provided to, or used or accessed by, any third Person other than employees, contractors or consultants of any of the Acquired Companies who have entered into written confidentiality Contracts with such of the Acquired Companies with respect to such source code or related source materials. None of the Acquired Companies is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating such of the Acquired

Companies to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related source materials for any material Proprietary Software.
(j)    None of the Acquired Companies has included in any Proprietary Software, and to the Acquired Companies' Knowledge all Proprietary Software is free from, any defect, virus or programming, design or documentation error or corruptant that would have a material effect on the operation or use of any Proprietary Software. None of the Proprietary Software (i) contains any Contaminants, (ii) constitutes, contains or is considered "spyware" or "trackware" (as such terms are commonly understood in the software industry), (iii) records a user's actions without such user's knowledge or (iv) employs a user's Internet connection without such user's knowledge to gather or transmit information on such user or such user's behavior, in each case of (i) through (iv) that would result in a material impact on the business of any of the Acquired Companies or that would have a material effect on the operation or use of any Proprietary Software. In the past four (4) years, each of the Acquired Companies has implemented industry standard procedures to mitigate against the likelihood that any Proprietary Software contains any Contaminant or other Software routines designed to permit unauthorized access to or disable, erase or otherwise harm any Software, hardware or data.
(k)    Each of the Acquired Companies takes and has taken in the past four (4) years commercially reasonable measures to maintain and protect the performance of the IT Systems (and all Software, information and data stored thereon). The IT Systems are adequate and sufficient for the operation of the businesses of the Acquired Companies as currently conducted. In the past four (4) years, there have been no (i) material failures, breakdowns or other impairments of any IT Systems that have not been remedied in all material respects as of the date of this Agreement or (ii) to the Knowledge of the Acquired Companies, security breaches or unauthorized use, access or intrusions of any IT Systems (or any Software, information or data stored thereon) that have resulted in a material impact on the business of any of the Acquired Companies.
Section 3.14    Data Privacy.
(a)    Each of the Acquired Companies and any third Person acting for or on behalf of such of the Acquired Companies have at all times in the past four (4) years complied in all material respects with: (i) all applicable Privacy Laws; (ii) all of such of the Acquired Companies' applicable policies and notices regarding Personal Information; and (iii) all of such of the Acquired Companies' applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. Each of the Acquired Companies has implemented and maintained and currently maintains adequate policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. In the past four (4) years, none of the Acquired Companies has received any written notice of any claims (including written notice from third parties acting on behalf of any of the Acquired Companies) of, or been charged with, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information, nor has any of the Acquired Companies received any written notice of any investigations or inquiries from relevant authorities related to the same. To the Knowledge of the Acquired Companies, there are no facts or circumstances that would reasonably be expected to form the basis of any such notice or claim.
(b)    Each of the Acquired Companies has: (i) implemented and at all times in the past four (4) years has maintained reasonable technical and organizational safeguards, which safeguards are substantially consistent with practices in the industry in which the Acquired Companies operate, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure; (ii) ensured that all third party service providers, outsourcers, processors or any other third Person who process, store or otherwise have access to Personal Information collected for or on behalf of any of the Acquired Companies have agreed to comply with applicable Privacy Laws and taken reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure; and (iii) to the Knowledge of the Acquired Companies, any third Person who has provided Personal Information to any of the Acquired Companies has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required.
(c)    To the Knowledge of the Acquired Companies, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Acquired Companies or collected, used or processed by or on behalf of any of the Acquired Companies, in each case, that would be material to any of the Acquired Companies, and none of the Acquired Companies has provided or been legally required to provide any notices to any third Person in connection with a disclosure of Personal Information. Each of the Acquired Companies currently maintains reasonable disaster recovery and business continuity plans, and takes actions substantially consistent with such plans, to the extent required, to safeguard the data and Personal Information in its possession or control. In the past four (4) years, the Acquired Companies have conducted commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals and, to the Knowledge of the Acquired Companies, have resolved or remediated any privacy or data security issues or vulnerabilities identified in all material respects. None of the Acquired Companies has paid in the past four (4) years: (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third Person with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person.
Section 3.15    Property.
(a)    No Acquired Company owns any real property.
(b)    As of the date hereof, the real property demised by the leases set forth on Schedule 3.15(b) of the Disclosure Schedules (the "Leased Real Property") constitutes all of the real property leased by the Acquired Companies. To the Acquired Companies' Knowledge, the Leased Real Property leases are in full force and effect, and an Acquired Company holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the Bankruptcy and Equity Exception, except in each case, where the failure to be in full force and effect or otherwise hold and a valid and existing leasehold interest would not, individually or in the aggregate, be material to the Acquired Companies (taken as a whole). The Acquired Companies have delivered or made available to the Purchaser complete and accurate copies of each of the leases described on Schedule 3.15(b) of the Disclosure Schedules, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser. To the Acquired Companies' Knowledge, no Acquired Company is in default in any material respect under any of such leases.
(c)    The Leased Real Property are in good condition and repair (subject to ordinary wear and tear), free of any structural deficiencies or latent defects, and are sufficient for the conduct of the business by the Acquired Companies immediately after the Closing in substantially the same manner as the business is conducted immediately prior to the execution of this Agreement.
(d)    The Acquired Companies own good title to, or hold pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet (other than assets disposed of in the ordinary course), free and clear of all Liens, except for Permitted Liens, except in each case, where such failure would not, individually or in the aggregate, be material to the Acquired Companies (taken as a whole).
Section 3.16    Material Contracts.
(a)    Schedule 3.16(a) of the Disclosure Schedules sets forth a list of all Contracts that any Acquired Company is party to as of the date hereof in the following categories:
(i)    collective bargaining agreements;
(ii)    Contracts for the employment or engagement of any officer, individual employee or other person on a full-time or consulting basis providing for base salary compensation in excess of $200,000 per annum, except for offer letters for at-will employees that do not provide for severance in excess of the amounts due under the Acquired Companies' severance practices;
(iii)    Contracts between any of the Acquired Companies and any of their officers, individual employees or other persons that provide for the payment of any cash or other compensation or benefit as a result of the consummation of the Transactions, including any Contract that restricts the ability of any of the Acquired Companies to terminate the employment or engagement of such person or such Contract at any time for any lawful reason or for no reason without liability (including severance obligations);
(iv)    agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, other than (A) borrowing under the Company's current revolving credit facility and (B) relating to the borrowing of money or mortgaging, pledging or otherwise placing a lien involving an amount of less than $500,000;

(v)    guaranties of any obligation for borrowed money, letter of credit arrangements or other material guaranty, or granting a Lien on any assets of any Acquired Company (other than Permitted Liens);
(vi)    Contracts establishing any joint venture, partnership, strategic alliance, licensing arrangement or sharing of profits or proprietary information;
(vii)    Contracts granting any rights of first refusal, rights of first negotiation, first look, last look or other similar rights or preferences to any Person;
(viii)    Contracts with any Governmental Authority;
(ix)    Contracts that contain a "most favored nation" clause;
(x)    leases or agreements under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000;
(xi)    Leases or agreements under which it is sublessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $250,000;
(xii)    Leases or agreements under which it is lessee of any Leased Real Property for which the annual rental exceeds $250,000;
(xiii)    Contracts or groups of related Contracts with the same party for the sale of products or services by the Acquired Companies representing twenty-five percent (25%) of the Acquired Companies' consolidated billings during the trailing 12-month period ending on the date of the Latest Balance Sheet;
(xiv)    Contracts or groups of related Contracts with the same entity party for the purchase of products or services providing for payments by the Acquired Companies in excess of $250,000, on a consolidated basis, during the trailing 12-month period ending on the date of the Latest Balance Sheet;
(xv)    Contracts relating to any material business acquisition or divestiture by any Acquired Company within the two (2)-year period ended on the date of this Agreement;
(xvi)    other than this Agreement, Contracts for the sale, transfer or acquisition of any material asset, equity interest or business of any Acquired Company (other than those providing for sales, transfers or acquisitions of inventory or obsolete assets in the ordinary course of business) or for the grant to any Person of any preferential rights to purchase any asset, equity interest or business of any Acquired Company, in each case, under which there are material outstanding obligations or any obligations in respect of deferred purchase price or "earn-outs", in each case, of any Acquired Company;

(xvii)    Contracts involving the settlement of any material Action or threatened material Action;
(xviii)    Contracts providing for the grant of any license, right, permission or non-assertion by (A) any third Person to any of the Acquired Companies with respect to any Intellectual Property (other than licenses to Software that is generally commercially available on standard terms for an aggregate fee, royalty or other consideration of no more than $250,000), including any Contracts required to be listed on Schedule 3.13(g) of the Disclosure Schedules and (B) any of the Acquired Companies to any third Person with respect to any Acquired Company-Owned IP or any Licensed IP exclusively licensed to any of the Acquired Companies (excluding non-exclusive licenses granted to customers, resellers and suppliers (including originators and investors) of the Acquired Companies in the ordinary course of business);
(xix)    Contracts providing for the consent or release relating to any material Acquired Company-Owned IP;
(xx)    Contracts providing for the invention, creation, conception or other development of any Intellectual Property (A) by any of the Acquired Companies for any third Person, (B) by any third Person for any of the Acquired Companies, other than any Personnel IP Contracts, or any Contracts involving development of Intellectual Property by any third party that is not material to the business of the Acquired Companies, or (C) jointly by any of the Acquired Companies and any third Person;
(xxi)    Contracts providing for the assignment or transfer of any ownership interest in or to any Acquired Company-Owned IP or any other material Intellectual Property by (A) any of the Acquired Companies to any Person or (B) any third Person to any of the Acquired Companies, other than any Personnel IP Contracts; and
(xxii)    Contracts that contain covenants that restrict or limit, in any material respect, the ability of the Acquired Companies to freely engage in their respective businesses, compete with any Person in any geographic region, or solicit or hire any individual, except for any nondisclosure agreements or non-solicit or no-hire provisions in the Acquired Companies' customer contracts, in each case entered into in the ordinary course of business.
(b)    Each Contract set forth on Schedule 3.16(a) of the Disclosure Schedules is valid and binding on an Acquired Company to the extent such Acquired Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Acquired Companies, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect would not be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. The Acquired Companies and, to the Knowledge of the Acquired Companies, any other party thereto, have performed all obligations required to be performed by them under each Contract set forth on Schedule 3.16(a) of the Disclosure Schedules, except where such noncompliance would not be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

Section 3.17    Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other similar Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of the Acquired Companies for which the Purchaser, the Acquired Companies will be liable following the Closing, except to the extent that any such amounts are included within the calculation of Transaction Expenses.
Section 3.18    Employees.
(a)    There are no charges, claims or complaints pending or, to the Knowledge of the Acquired Companies, threatened against any Acquired Company by any of their respective employees, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual, which charges, claims or complaints would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.
(b)    None of the Acquired Companies is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements that pertain to employees of the Acquired Companies. To the Knowledge of the Acquired Companies, no union organizing efforts are underway with respect to persons employed by the Acquired Companies.
(c)    There are no (i) strikes, work stoppages, slowdowns, lockouts or (ii) material arbitrations, material grievances or other material labor disputes pending or, to the Knowledge of the Acquired Companies, threatened against or involving any of the Acquired Companies. There are no unfair labor practice charges pending or, to the Knowledge of the Company or the Selling Stockholders, threatened by or on behalf of any Employee or group of Employees.
(d)    Each of the Acquired Companies is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, "mass layoff" or "plant closing" notification, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for non-compliance which would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. There has been no "mass layoff" or "plant closing" (as defined by the federal Worker Adjustment Retraining Notification Act or any similar state or local law) with respect to any employees of the Acquired Companies within the six (6) months prior to Closing.
Section 3.19    Insurance. Schedule 3.19 of the Disclosure Schedules lists each material insurance policy (excluding any Acquired Company Plans) maintained by the Acquired Companies on their properties, assets, products, business or personnel (collectively, the "Insurance Policies"). None of the Acquired Companies are in material default with respect to their respective obligations under any Insurance Policy and, to the Knowledge of the Acquired Companies, each such Insurance Policy is in full force and effect.

Section 3.20    Affiliate Transactions. Except as set forth on Schedule 3.20 of the Disclosure Schedules, no officer, director or Affiliate of the Acquired Companies or any individual in such officer's or director's immediate family is a party to any material Contract with the any of the Acquired Companies (other than arising under or in connection with employment related Contracts, Acquired Company Plans and confidentiality Contracts or other Contracts incident to such Person's employment with any Acquired Company) or has any material interest in any material property used by the Acquired Companies.
Section 3.21    Material Customers and Suppliers.
(a)    Schedule 3.21(a) of the Disclosure Schedules sets forth the names of the ten (10) largest customers (by consolidated revenue) of the Acquired Companies (each a "Material Customer") for each of calendar year 2019 and for the six (6)-month period ended on the date of the Latest Balance Sheet, along with the amount for which each Material Customer was invoiced during such periods. To the Knowledge of the Acquired Companies, no Material Customer has ceased, or intends to cease, to use, or change in any material respect the terms or conditions under which it uses, the services and products of the Acquired Companies or has substantially reduced, or intends to substantially reduce, the use of such services or products.
(b)    Schedule 3.21(b) of the Disclosure Schedules sets forth the names of the ten (10) largest suppliers (by consolidated fees paid or payable) of the Acquired Companies (each a "Material Supplier") for each of calendar year 2019 and for the six (6)-month period ended on the date of the Latest Balance Sheet, along with the amount for which each Material Supplier invoiced the Acquired Companies during such periods. To the Knowledge of the Acquired Companies, no Material Supplier has ceased, or intends to cease, to provide, or change in any material respect the terms or conditions under which it provides, services or products to the Acquired Companies, or has substantially reduced, or intends to substantially reduce, the provision of such services or products.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH SELLER
Each Seller, severally as to itself and not jointly and severally, represents and warrants to the Purchaser that, except as disclosed in the Disclosure Schedules:
Section 4.1    Organization, Standing and Organizational Power. Such Seller is an entity duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and such Seller has all requisite organizational power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Such Seller is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, other than as would not have a material adverse effect on such Seller's ability to consummate the transactions to occur hereunder at the Closing.
Section 4.2    Authority; Non-Contravention.

(a)    Such Seller has all necessary organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by such Seller under this Agreement has been duly authorized by all requisite organizational action and no other organizational action on the part of such Seller is necessary to authorize the execution and delivery of and performance by such Seller under this Agreement. This Agreement has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.
(b)    Neither the execution and delivery of this Agreement by such Seller, nor the consummation by such Seller of the Transactions, nor compliance by such Seller with any of the terms or provisions hereof, will (i) materially conflict with or materially violate any provision of its organizational documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to such Seller or (iii) result in any breach of, conflict with, constitute a default (with or without notice or lapse of time or both) under, require delivery of notice under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which such Seller is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of such Seller, other than, in the case of clauses (ii) and (iii), as would not have a material adverse effect on such Seller's ability to consummate the transactions to occur hereunder at the Closing.
Section 4.3    Ownership of Purchased Equity. As of immediately prior to the Closing and following the consummation of the Restructuring Transactions, such Seller will be the record and beneficial owner of its respective portion of the Purchased Equity, free and clear of all Liens, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever (other than transfer restrictions under the Securities Act) and such Seller shall transfer and deliver to the Purchaser at the Closing valid title to such portion of the Purchased Equity, free and clear of all Liens, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever (other than transfer restrictions under the Securities Act). Such Seller is not a party to (a) any option, warrant, purchase right, right of first refusal, right to subscribe, call, put or other contract (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any Purchased Equity or (b) any voting trust, proxy or other contract relating to the voting of any Purchased Equity.
Section 4.4    Governmental Approvals. Except for (a) the consents, approvals and filings listed on Schedule 3.3 of the Disclosure Schedules, (b) the consents, approvals and filings that may be required solely by reason of the Purchaser's participation in the Transactions or any facts or circumstances relating to the Purchaser or any of its controlled Affiliates, (c) such filings as may be required by any applicable federal or state securities or "blue sky" Laws, and (d) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Acquired Companies and the consummation by the Acquired Companies of the Transactions, other than as would not have a material adverse effect on such Seller's ability to consummate the transactions to occur hereunder at the Closing.
Section 4.5    Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other similar Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of such Seller for which the Purchaser, the Acquired Companies will be liable following the Closing, except to the extent that any such amounts are included within the calculation of Transaction Expenses.
Section 4.6    Litigation. As of the date hereof, there are no Actions pending or, to such Seller's knowledge, threatened in writing against such Seller at law or in equity, or before or by any Governmental Authority, which would have a material adverse effect on such Seller's ability to consummate the transactions to occur hereunder at the Closing. As of the date hereof, such Seller is not subject to any outstanding judgment, order or decree of any Governmental Authority which would have a material adverse effect on such Seller's ability to consummate the transactions to occur hereunder at the Closing.
Section 4.7    Restructuring Transactions. To the Acquired Companies' Knowledge, neither the Acquired Companies nor the GTCR Blocker will realize any taxable gain or income as a result of the Restructuring Transactions.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GTCR BLOCKER
GTCR Blocker represents and warrants to the Purchaser that, except as disclosed in the Disclosure Schedules:
Section 5.1    Organization, Standing and Organizational Power. GTCR Blocker is a corporation duly formed, validly existing and in good standing under the laws of Delaware and such has all requisite organizational power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. GTCR Blocker is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a material adverse effect or prevent or materially impair or delay GTCR Blocker's ability to consummate the Transactions.
Section 5.2    Authority; Non-Contravention.
(a)    GTCR Blocker has all necessary organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by GTCR Blocker under this

Agreement has been duly authorized by all requisite organizational action and no other organizational action on the part of GTCR Blocker is necessary to authorize the execution and delivery of and performance by GTCR Blocker under this Agreement. This Agreement has been duly executed and delivered by GTCR Blocker and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of GTCR Blocker, enforceable against GTCR Blocker in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.
(b)    Neither the execution and delivery of this Agreement by GTCR Blocker, nor the consummation by GTCR Blocker of the Transactions, nor compliance by GTCR Blocker with any of the terms or provisions hereof, will (i) materially conflict with or materially violate any provision of its organizational documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to GTCR Blocker or (iii) result in any breach of, conflict with, constitute a default (with or without notice or lapse of time or both) under, require delivery of notice under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which GTCR Blocker is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of GTCR Blocker, other than, in the case of clauses (ii) and (iii), as would not have a material adverse effect on GTCR Blocker's ability to consummate the transactions to occur hereunder at the Closing.
Section 5.3    Subsidiaries. Except for the ownership of the Company Units obtained pursuant to the Restructuring Transactions, as of immediately prior to the Closing and after the consummation of the Restructuring Transactions, GTCR Blocker will not, directly or indirectly (a) own, of record or beneficially, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person, or (b) control any other Person. As of immediately prior to the Closing and after the consummation of the Restructuring Transactions, GTCR Blocker will own a portion of the Company Units in an amount equal to GTCR Blocker's pro rata ownership of OB Holdings following the Initial Distribution and Redemptions (as defined in Exhibit A), free and clear of all Liens (other than Permitted Liens and restrictions that may, following the Closing, be applicable on any subsequent transfer by Purchaser under applicable securities laws or under the Company's organizational documents).
Section 5.4    Capitalization. The GTCR Blocker Shares are duly authorized, validly issued and outstanding, fully paid, nonassessable, free of preemptive or similar rights, and as of immediately prior to the Closing, will be owned beneficially and of record by the Sellers. All GTCR Blocker Shares are held by GTCR Fund XI/C. GTCR Blocker does not have any equity securities or securities containing any equity features issued or outstanding and there are no agreements, options, warrants, calls, puts, rights to subscribe, conversion rights or other rights or arrangements outstanding that provide for the sale or issuance of any of the foregoing by GTCR

Blocker. There are no material agreements or other obligations (contingent or otherwise) that require GTCR Blocker to repurchase or otherwise acquire any of GTCR Blocker's equity securities that would survive the Closing.
Section 5.5    Conduct of Business. GTCR Blocker is a holding company and was formed for the purpose of investing, directly or indirectly, in the Company and has never owned any assets except for the equity interests of GTCR Splitter as an indirect holder of Company Units, cash and other assets typical of a holding company. As of immediately prior to Closing and after the consummation of the Restructuring Transactions, GTCR Blocker shall hold no assets except for Company Units, other than cash and other assets typical of a holding company. Since formation, GTCR Blocker has not engaged in any business activities, including those conducted by any of the Acquired Companies, and has not directly owned any assets or properties, other than cash and other assets typical of a holding company. Except for liabilities incurred in connection with its incorporation, organization and capitalization, GTCR Blocker has not incurred and is not presently liable for, directly or indirectly, any liabilities (other than with respect to non-delinquent Taxes incurred in the ordinary course of business and other liabilities typical of a holding company), nor has GTCR Blocker at any time been engaged in any material business activities of any type or kind.
Section 5.6    Tax Matters.
(a)    GTCR Blocker has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income Tax Returns and all other material Tax Returns required to be filed by it; all such Tax Returns are true, correct and complete in all material respects; and all income Taxes and other material Taxes of GTCR Blocker, whether or not reflected on such Tax Returns, have been timely paid (taking into account any extension of time within which to file).
(b)    No deficiency with respect to any income or other material Taxes has been proposed, asserted or assessed in writing against GTCR Blocker; GTCR Blocker is not currently subject to any audit or other administrative or court proceedings by any Governmental Authority with respect to income Taxes or other material Taxes of GTCR Blocker (and no such audit or proceeding is pending or threatened); GTCR Blocker has not waived any statute of limitations in respect of income or other material Taxes or agreed to any extension of time with respect to an assessment or deficiency with respect to any income or other material taxes (other than any waiver or extension which is no longer in effect); and no claim has been made by a Governmental Authority in a jurisdiction where GTCR Blocker does not file Tax Returns that GTCR Blocker is or may be subject to income or other material taxation by that jurisdiction.
(c)    All material Taxes required to be withheld or collected by GTCR Blocker in connection with any amounts paid or owing to, or received from, any employee, independent contractor, creditor, stockholder, customer or other third party have been timely withheld or collected, and such withheld or collected Taxes have been timely paid to the appropriate Governmental Authority as required by applicable Law.
(d)    There are no Liens with respect to Taxes on any of the assets of GTCR Blocker (other than Permitted Liens),

(e)    GTCR Blocker (i) has no unpaid liability under Section 965 of the Code, (ii) is not a party to or bound by any agreement providing for the allocation or sharing of Taxes (other than customary Tax indemnification provisions set forth in commercial agreements entered into in the ordinary course of business the principal subject matter of which is not Taxes), (iii) is not liable for the Taxes of any other Person (x) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign law), (y) as a transferee or successor, or (z) by assumption, operation of law, or contract, (iv) has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement, or (v) has not received or requested any ruling, closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) or similar agreement from any Governmental Authority with respect to any Tax matter.
(f)     GTCR Blocker will not be required to include material amounts in income, or exclude material items of deduction, in any taxable period (or portion thereof) ending after the Closing by reason of (i) a change in method of accounting for any Pre-Closing Tax Period, (ii) the use of an improper method of accounting for any Pre-Closing Tax Period, (iii) an installment sale or open transaction disposition made prior to Closing, or (iv) a prepaid amount received or accrued on or prior to Closing.
(g)    For purposes of this Section 5.6, any reference to GTCR Blocker shall be deemed to include any Person that merged with or was liquidated or converted into GTCR Blocker. No representation or warranty is made in this Agreement with respect to the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute.
Section 5.7    Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other similar Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of GTCR Blocker for which the Purchaser, the Acquired Companies will be liable following the Closing, except to the extent that any such amounts are included within the calculation of Transaction Expenses.
Section 5.8    Litigation. As of the date hereof, there are no Actions pending or, to GTCR Blocker's knowledge, threatened in writing against GTCR Blocker at law or in equity, or before or by any Governmental Authority, which would have a material adverse effect on GTCR Blocker's ability to consummate the transactions to occur hereunder at the Closing. As of the date hereof, GTCR Blocker is not subject to any outstanding judgment, order or decree of any Governmental Authority which would have a material adverse effect on GTCR Blocker's ability to consummate the transactions to occur hereunder at the Closing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Acquired Companies and the Sellers that:
Section 6.1    Organization, Standing and Organizational Power of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.
Section 6.2    Authority; Non-Contravention.
(a)    The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by the Purchaser under this Agreement, and the consummation by the Purchaser of the Transactions, have been duly authorized and approved by all requisite corporate action by the Purchaser and no other corporate action on the part of the Purchaser is necessary to authorize the execution and delivery of and performance by the Purchaser under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of the Purchaser is necessary to adopt this Agreement and approve the Transactions.
(b)    Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the Transactions, nor compliance by the Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational or governing documents of the Purchaser or any of its Subsidiaries, in each case as amended to the date of this Agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 6.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 6.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Purchaser or any of its Subsidiaries or (iii) result in any breach of, conflict, with, constitute a default (with or without notice or lapse of time or both) under, require delivery of notice under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which the Purchaser or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not have a Purchaser Material Adverse Effect.
Section 6.3    Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the Transactions, other than as would not have a Purchaser Material Adverse Effect.
Section 6.4    Brokers and Other Advisors. Other than Trasimene Capital Management, LLC, no broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or any of its Subsidiaries for which the Acquired Companies or the Sellers would be liable.
Section 6.5    Sufficient Funds. The Purchaser will have at Closing sufficient cash or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date. The Purchaser acknowledges that the obligations of the Purchaser under this Agreement are not contingent upon or subject to any conditions or contingencies with respect to any debt financing in connection with the Transactions.
Section 6.6    Legal Proceedings. As of the date hereof, there are no Actions pending or, to the Purchaser's knowledge, threatened in writing against the Purchaser at law or in equity, or before or by any Governmental Authority, which if determined adversely to the Purchaser would prevent or materially impede, interfere with, hinder or delay the Purchaser's timely performance under this Agreement or the consummation of the transactions to occur hereunder at the Closing. As of the date hereof, the Purchaser is not subject to any outstanding judgment, order or decree of any Governmental Authority which would prevent or materially impede, interfere with, hinder or delay the Purchaser's timely performance under this Agreement or the consummation of the transactions to occur hereunder at the Closing.
Section 6.7    Investment Representation. The Purchaser is acquiring the Purchased Equity for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. The Purchaser is knowledgeable about the industries in which the Acquired Companies operate and is informed as to the risks of the Transactions and of ownership of the Purchased Equity for an indefinite period of time. The Purchaser acknowledges that the Purchased Equity have not been registered under the Securities Act or any state or foreign securities Laws and that the Purchased Equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
Section 6.8    Solvency. Assuming (i) the accuracy of the representations and warranties set forth in Article III, Article IV and Article V or in any certificate delivered in connection herewith, (ii) the satisfaction of the conditions under Section 8.1 and Section 8.2 and (iii) that the most recent projections, forecasts or estimates of the Acquired Companies that have been provided to the Purchaser have been prepared in good faith based on assumptions that were and continue to be reasonable after giving effect to the Transactions and any repayment of debt, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses, the Purchaser and each of its Subsidiaries (including the Acquired Companies) shall be able to pay their respective debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Transactions, the Purchaser and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or the Acquired Companies.
ARTICLE VII

COVENANTS
Section 7.1    Conduct of Business.
(a)    Except as contemplated or permitted by this Agreement (including the consummation of the Restructuring Transactions), as required by applicable Law or as contemplated by Schedule 7.1(a) of the Disclosure Schedules, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, unless the Purchaser otherwise consents (which consent shall not be unreasonably withheld, delayed or conditioned), the Acquired Companies shall use commercially reasonable efforts to (i) conduct their respective businesses in all material respects in the ordinary course, (ii) preserve their respective present business operations, organization, Intellectual Property, goodwill of the business and the present relationships with Persons having business dealings with them and (iii) maintain all of the assets and properties of, or used by, the Acquired Companies in their current condition, ordinary wear and tear excepted, and maintain insurance upon all of the material assets and properties of the Acquired Companies in such amounts and of such kind comparable to that in effect on the date of this Agreement.
(b)    Unless (i) otherwise contemplated by this Agreement, (ii) required by any Contract set forth on Schedule 3.16 of the Disclosure Schedules or required by Law, (iii) as set forth in Schedule 7.1(b) of the Disclosure Schedules or (iv) consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), an Acquired Company shall not:
(i)    issue, sell, grant or otherwise dispose of any capital stock, membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its capital stock, membership interests or other equity interests, or any rights, warrants or options to purchase any of its membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its capital stock, membership interests or other equity interests, except for transactions among the Acquired Companies;
(ii)    redeem, purchase or otherwise acquire any of its outstanding capital stock, membership interests or other equity interests, or any rights, warrants or options to acquire any of its membership interests or other equity interests;
(iii)    (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, securities or property) in respect of, any of its capital stock, membership interests or other equity interests, other than dividends or distributions in cash or dividends or distributions between and among the wholly-owned Acquired Companies or (B) adjust, split, combine, subdivide or reclassify any of its capital stock, membership interests or other equity interests;
(iv)    sell any of its properties or assets (excluding Acquired Company-Owned IP), except (A) pursuant to Contracts in force on the date of this Agreement set forth on Schedule 7.1(b)(iv) of the Disclosure Schedules, (B) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Acquired Companies, only in the ordinary course of business or (C) transfers among the Acquired Companies;
(v)    make capital expenditures or commitments therefor in excess of $250,000 in the aggregate for the Acquired Companies taken as a whole during any consecutive three (3)-month period, except (A) as budgeted in the Acquired Companies' current budget that was made available to the Purchaser, (B) pursuant to Contracts in force on the date of this Agreement set forth on Schedule 7.1(b)(v) of the Disclosure Schedules or (C) in the ordinary course of business;
(vi)    make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person for consideration in excess of $500,000, except pursuant to Contracts in force on the date of this Agreement and set forth on Schedule 7.1(b)(vi) of the Disclosure Schedules;
(vii)    enter into any Contract that if entered into prior to the date hereof would have been a Material Contract or amend or terminate any Material Contract or Lease unless such Contract terminated by its terms, in each case, except as in the ordinary course of business;
(viii)    incur or guarantee any additional indebtedness for borrowed money, other than borrowing under the Acquired Companies' current revolving credit facility or Indebtedness that will be paid off at or prior to the Closing;
(ix)    make any loan in excess of $50,000 to, or enter into any other material transaction with, any officer or member of its board of directors or board of managers or any individual in such officer's or director's or manager's immediate family, in each case, outside the ordinary course of business;
(x)     (A) (x) hire any officer, individual employee or other person on a full-time or consulting basis providing for a base salary or fee in excess of $200,000 per annum; provided that, following the date that is three (3) months from the date of this Agreement and subject to good faith consultation with Purchaser, such person may be hired to fill an open position with the Acquired Companies so long as the total annual compensation amount (including base salary, bonus and benefits) of such new hire does not exceed 120% of the total compensation amount (including base salary, bonus and benefits) of the employee or other service provider that most recently occupied the open position or (y) terminate any executive officer other than for cause, (B) enter into, materially amend or terminate any material Acquired Company Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a material Acquired Company Plan if it had been in effect on the date of this Agreement (including any employment, severance, change in control or retention policy, program, agreement or arrangement), or (C) enter into or amend any plan, program, policy, agreement or arrangement that provides for severance pay or benefits upon termination of employment or service, except (i) with respect to each of subclauses (A), (B) and (C) in this Section 7.1(b)(x), as required by applicable Law and (ii) with respect to subclauses (B) and (C), if any such agreement or arrangement is in respect of an individual employee or other person who has a base salary or fee less than $200,000, provided that, in no event shall any action taken by the Acquired Companies as permitted under this subsection (ii) cause more than a de minimis increase in compensation or benefits costs or expenses to the Acquired Companies;
(xi)     (A) increase the compensation or benefits of any of its employees, independent contractors, directors, managers or executive officers (except for (x) aggregate increases of no more than three percent (3%) for employees whose annual compensation is less than $200,000 or (y) merit-based increases made consistent with past practices if such increase is in respect of an employee whose annual compensation is less than $200,000); provided that payments of bonuses (including any merit-based bonuses) made in the ordinary course and pursuant to an Acquired Company Plan disclosed on Schedule 3.11(a) of the Disclosure Schedules shall not constitute an increase in compensation or (B) grant any bonuses, other than as provided in clause (A) of this Section 7.1(b)(xi);
(xii)    amend or modify its organizational documents or the organizational documents of any Subsidiary;
(xiii)     (A) settle or compromise any material Tax liability, (B) make, change or revoke any Tax election except as consistent with past practice of the Acquired Companies, (C) change any method of Tax accounting, (D) amend any income or other material Tax Return, (E) consent or request any extension or waiver of the limitation period applicable to any Tax claim, (F) enter into any Tax sharing agreement or closing agreement, or (G) surrender any claim for a refund of Taxes, (H) request a ruling or similar guidance from any Governmental Authority with respect to any Tax matter, or (I) file any income or other material Tax Return in a manner inconsistent with past practice, except as otherwise required by applicable Law;
(xiv)    adopt a plan or agreement of complete or partial liquidation or dissolution;
(xv)    (A) abandon, cancel, permit to lapse or expire, transfer, sell, assign, license, sublicense, covenant not to sue with respect to, encumber, impair or otherwise dispose of any material Acquired Company-Owned IP (other than pursuant to licenses existing as of the date of this agreement or non-exclusive licenses granted in the ordinary course of business consistent with past practice); (B) fail to prosecute material pending Patent or Trademark applications included in the Acquired Company-Owned IP; or (C)

divulge, furnish to or make accessible any material Trade Secrets included in the Acquired Company-Owned IP to any third Person who is not subject to an enforceable written agreement or professional ethical duty to maintain the confidentiality of such Trade Secrets;
(xvi)    institute or settle any Action, in each case, in an amount in dispute in excess of $1,000,000; or
(xvii)    agree in writing to take any of the foregoing actions.
Notwithstanding anything to the contrary in this Section 7.1, (i) no action by the Acquired Companies with respect to matters specifically addressed by any provision of this Section 7.1(b) shall be deemed a breach of Section 7.1(a) unless such action would constitute a breach of one or more of such provisions of this Section 7.1(b), (ii) the Acquired Companies' failure to take any action prohibited by this Section 7.1(b) will not be a breach of Section 7.1(a), (iii) the Acquired Companies may (X) use all available Cash to make Cash dividends and/or pay bonuses on or prior to the Closing and may use any new Cash invested by the Sellers in the Acquired Companies after the date hereof in the ordinary course consistent with past practices and (Y) enter into and/or pay any bonus arrangements with employees of the Acquired Companies so long as such bonuses are included in the calculation of the Net Working Capital Amount or Transaction Expenses or paid prior to the Closing, (iv) the Acquired Companies may undertake the Restructuring Transactions and (v) any reasonable good faith action primarily taken, or primarily omitted to be taken, by any of the Acquired Companies in relation to the COVID-19 Pandemic that is outside the ordinary course of business shall not be deemed to be a breach of Section 7.1, require the consent of the Purchaser, or serve as a basis for the Purchaser to terminate this Agreement or assert that any of the conditions to the Closing herein have not been satisfied, but the applicable Acquired Company shall notify the Purchaser in writing (email shall suffice) prior to taking any such action.

(c)    During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Purchaser and its Subsidiaries shall not, and shall cause their respective controlled Affiliates not to, take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Purchaser or any of its Subsidiaries of the Transactions. Without limiting the generality of the foregoing or the Purchaser's obligations under this Agreement, from the date hereof until the Closing, the Purchaser shall take, or cause to be taken, all actions necessary, proper or advisable to arrange and obtain any debt or equity financing necessary for it to consummate the Transactions.
Section 7.2    Exclusivity. Each Acquired Company and each Seller agrees that after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, it shall not, and its Representatives, employees or Affiliates, including, without limitation, its Affiliates' accounting and legal advisors shall not, directly or indirectly: (a) pursue, solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal; (b) continue, institute, pursue or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or (c) enter into any agreement with respect to any Acquisition Proposal. If an Acquired Company receives an Acquisition Proposal, then such Acquired Company shall notify the Purchaser of the receipt of such Acquisition Proposal and shall refrain from negotiating with the offeror or otherwise pursuing said Acquisition Proposal in any manner and shall send notice to the offerror to that effect. Such Acquired Company will terminate, and will instruct all persons acting on their behalf to terminate, on the date hereof, any discussions or other activities relating to any potential Acquisition Proposal with any Person, other than the Purchaser, in which it is currently engaged.
Section 7.3    Reasonable Best Efforts.
(a)    Subject to the terms and conditions of this Agreement, each of the Acquired Companies, the Sellers and the Purchaser shall use their respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) make promptly any required submissions and filings under the HSR Act with respect to the Transactions, (iii) promptly furnish information required in connection with such submissions and filing under the HSR Act, (iv) keep the other Parties reasonably informed with respect to the status of any such submissions and filings under the HSR Act, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under the HSR Act, (D) the nature and status of any objections raised or proposed or threatened to be raised under the HSR Act with respect to the Transactions and (E) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions as soon as practicable.
(b)    In furtherance and not in limitation of the foregoing: (i) the Purchaser and the Acquired Companies agree to (A) make, or cause to be made, appropriate filings pursuant to the HSR Act as soon as practicable (and, in any event, no later than within ten (10) Business Days after the date hereof (unless (x) the Purchaser and the Sellers otherwise agree to a different date or (y) the FTC/DOJ is closed or not otherwise accepting such filings under the HSR Act (a "Government Closure"), in which case, such day shall be extended day-for-day, for each Business Day the Government Closure is in effect)), (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 7.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) each Party agrees to (A) supply as soon as practicable any additional information and documentary material that may be required or requested by any Governmental Authority and (B) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 7.3 as necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Authority as soon as practicable. The Parties shall cause the filings under the HSR Act to be considered for grant of "early termination."

(c)    Each Party shall: (i) promptly notify the other Parties of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any substantive communication to such Person from a Governmental Authority and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority, (ii) keep the others reasonably informed of any developments, meetings or substantive discussions with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions and (iii) not independently participate in any meeting or substantive discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other Party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Without limiting or modifying in any respect Purchaser's obligations hereunder, including under Section 7.3(d), Purchaser shall have the right to direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and shall have the right to lead all meetings and communications (including any negotiations) with, any Governmental Authority that has the right to enforce the HSR Act or any other applicable Law, including any Antitrust Law; provided, however, that Purchaser shall consult with the Acquired Companies and consider in good faith the views and comments of the Acquired Companies in connection with the foregoing. However, (A) each of the Purchaser and the Acquired Companies may designate any non-public information provided to any Governmental Authority as restricted to "Outside Antitrust Counsel" only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other Party without approval of the Party providing the non-public information, and (B) materials may be redacted (x) to remove references concerning the valuation of the Acquired Companies, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(d)    In furtherance and not in limitation of the foregoing, the Purchaser agrees to take, and to cause its controlled Affiliates to take, promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act that may be required by any Governmental Authority so as to enable the Parties to close the Transactions as soon as practicable (and in any event no later than three (3) Business Days prior to the Outside Date), including committing to and effecting, by consent decree, hold separate orders, trust or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of the Purchaser, the Purchaser's controlled Affiliates or the Acquired Companies or any of their respective Subsidiaries, (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of the Purchaser, its Subsidiaries or the Acquired Companies, (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of the Purchaser, its Subsidiaries or the Acquired Companies and (iv) any other action, including agreeing to future behavioral remedies, requested by a Governmental Authority in order to achieve clearance under the HSR Act (each, a "Remedial Action"); provided, however, that any Remedial Action shall be conditioned upon consummation of the Transactions. The Purchaser's obligation to take Remedial Actions shall be unconditional and shall not be qualified by reasonable best efforts and no Remedial Actions taken pursuant to this Section 7.3 shall be considered for purposes of determining whether an Acquired Company Material Adverse Effect has occurred.
(e)    The Purchaser shall not, nor shall it permit its controlled Affiliates to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to increase the risk of not obtaining or delaying any applicable clearance, consent, approval or waiver under the HSR Act with respect to the Transactions.
(f)    For purposes of this Section 7.3, the "reasonable best efforts" of the Acquired Companies and/or the Sellers will not require the Sellers, the Acquired Companies or any of their Subsidiaries or Affiliates to expend any money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to waive or surrender any right, to modify any agreement (including any Contract set forth on Schedule 3.16 of the Disclosure Schedules), to obtain the consent from parties to Contracts to which any Acquired Company is a party (including any Contract set forth on Schedule 3.16 of the Disclosure Schedules), to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise suffer any detriment, to obtain any consent required for the consummation of the Transactions, to waive or forego any right, remedy or condition hereunder; provided that the Acquired Companies and the Sellers will be permitted to grant accommodations or concessions regarding any of the foregoing in reasonable consultation with the Purchaser so long as such accommodations or concessions are paid prior to the Closing Date or included as Transaction Expenses in the Estimated Closing Statement.
Section 7.4    Public Announcements. The Purchaser, the Acquired Companies and the Sellers shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that this Section 7.4 shall not preclude communications or disclosures necessary to implement the provisions of this Agreement; provided, further, that the Sellers and their Affiliates may disclose the subject matter of this Agreement and the financial return and other financial performance or statistical information in connection with fundraising, marketing, informational or reporting activities to current and potential equityholders or investors.
Section 7.5    Access to Information; Contact with Employees, Customers and Suppliers.
(a)    Subject to applicable Laws relating to the exchange of information and/or the access to their respective properties, facilities and/or assets in light of the COVID-19 Pandemic, from the date hereof until the earlier of the Closing or the date on which this Agreement is terminated in accordance with its terms, the Acquired Companies shall afford to the Purchaser and its Representatives, reasonable access during normal business hours to the Acquired Companies'

properties, books, Contracts and records, and the Acquired Companies shall furnish promptly to the Purchaser such information concerning the Acquired Companies' respective business and properties as the Purchaser may reasonably request solely to the extent necessary to prepare for the acquisition of the Acquired Companies; provided that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Acquired Companies; provided, further, that the Acquired Companies shall not be obligated to provide such access or information if the Acquired Companies determine, in their reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, jeopardize the protection of the attorney-client privilege or expose such Party to risk of liability for disclosure of sensitive or personal information; provided, however, that the Acquired Companies will advise the Purchaser what it is withholding and the basis for such withholding; provided, further, that such access shall not extend to any sampling or analysis of soil, groundwater, building materials or other environmental media. Until the Closing, the information provided shall be subject to the terms of the Confidentiality Agreement and, without limiting the generality of the foregoing, the Purchaser shall not, and the Purchaser shall cause its respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.
(b)    Prior to the Closing, the Purchaser and its Representatives may only contact and communicate with the employees, agents, Representatives, customers, service providers, regulators, suppliers and other material business relations of the Acquired Companies related to the Transactions after prior consultation with and written approval of the Seller Representative.
Section 7.6    Access to Books and Records. From and after the Closing, for a period of seven (7) years, the Purchaser shall, and shall cause the Acquired Companies to, provide the Sellers and their authorized Representatives with access, during normal business hours and upon reasonable notice, to (a) the books and records (for the purpose of examining and copying) of the Acquired Companies with respect to periods or occurrences prior to or on the Closing Date and (b) employees of the Purchaser, the Acquired Companies and their Affiliates for purposes of better understanding such books and records; provided that the Sellers and their authorized Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Purchaser and the Acquired Companies; provided, further, that the Purchaser and the Acquired Companies shall not be obligated to provide such access or information if the Purchaser or the Acquired Companies determine, in their reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, jeopardize the protection of the attorney-client privilege or expose such Party to risk of liability for disclosure of sensitive or personal information; provided, however, that the Purchaser or the Acquired Companies (as applicable) will advise the Sellers and their authorized Representatives what they are withholding and the basis for such withholding. Unless otherwise consented to in writing by the Sellers, the Purchaser shall not, and shall not permit the Acquired Companies, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Acquired Companies for any period prior to the Closing Date without first giving reasonable prior written notice to the Sellers and offering to surrender to the Sellers such books and records or any portion thereof that the Purchaser or the Acquired Companies may intend to destroy, alter or dispose of.

Section 7.7    Indemnification and Insurance; Releases.
(a)    From and after the Closing, the Purchaser shall, and shall cause the Acquired Companies to (i) indemnify, defend and hold harmless each current and former manager, director, officer, stockholder or member, of the Acquired Companies, as applicable, and each person who served as a manager, director, officer, stockholder, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Acquired Companies or the Sellers, as applicable (each, an "Indemnitee" and, collectively, the "Indemnitees"), against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened Action (whether civil, criminal, administrative or investigative) (each, a "D&O Claim"), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Acquired Companies or the Sellers, as applicable, occurring or alleged to have occurred before or at the Closing (including any D&O Claim relating in whole or in part to this Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Acquired Companies or the Sellers, as applicable, to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the organizational documents of the Acquired Companies and the Sellers as in effect on the date hereof and (B) any indemnification agreements with an Indemnitee, as set forth on Schedule 7.7 of the Disclosure Schedules, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law. Without limiting the foregoing, from and after the Closing, the Purchaser shall ensure that each Acquired Company fulfills its obligations to the applicable Indemnitees pursuant to the terms of the organizational documents of the Acquired Companies as in effect on the date hereof.
(b)    From and after the Closing, the Purchaser shall, and shall cause the Acquired Companies to, pay and advance to each Indemnitee any expenses (including fees and expenses of legal counsel) in connection with any D&O Claim relating to any acts or omissions covered under this Section 7.7 or the enforcement of an Indemnitee's rights under this Section 7.7 as and when incurred to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advance. Any determination required to be made with respect to whether an Indemnitee's conduct complies with an applicable standard under applicable Law, the organizational documents of the Acquired Companies, or applicable indemnification agreements, as the case may be and as in effect on the date hereof, shall be made by independent legal counsel selected by the Indemnitee and reasonably acceptable to the Purchaser.
(c)    Prior to the Closing, the Acquired Companies will purchase, and after the Closing the Purchaser shall, or shall cause the Acquired Companies to, maintain in effect, "tail" insurance coverage (the "D&O Tail Policy") for a period of six (6) years from the Closing with an insurer with the same or better A.M. Best financial strength rating as the current carrier the Acquired Companies have as of the date hereof with respect to the policies of directors' (or managers') and officers' liability insurance and fiduciary liability insurance in effect as of the date hereof (the "Existing D&O Policy") to cover matters arising on or before the Closing at a price not to exceed three-hundred percent (300%) of the last annual premium paid by the Acquired Companies for such purpose. The D&O Tail Policy shall be on terms with respect to coverage and in amounts no less favorable than those of the Existing D&O Policy and shall be for the benefit of those Persons covered by the Existing D&O Policy. All costs and expenses related to the D&O Tail Policy shall be paid 50% by the Purchaser and 50% by the Sellers (as a Transaction Expense).
(d)    The provisions of this Section 7.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee and each Seller, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of the Purchaser and the Acquired Companies under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 7.7 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee, the Sellers or Representative shall have consented in writing (email being sufficient) to such termination or modification (it being expressly agreed that the Indemnitees, the Sellers or Representatives to whom this Section 7.7 applies shall be third party beneficiaries of this Section 7.7).
(e)    In the event that the Purchaser, the Acquired Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser and the Acquired Companies shall assume all of the obligations thereof set forth in this Section 7.7.
(f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to members', managers', directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Acquired Companies or any of their respective managers, directors or officers.
(g)    Effective upon the Closing, each Acquired Company, for itself and on behalf of each of their respective successors and assigns, hereby releases and forever discharges each Seller and each Seller's direct or indirect equityholders, controlling Persons, controlling Affiliates and Representatives (and any Representatives of any of the foregoing), in each case solely in their capacities as such, of and from any and all Actions, causes of action and liabilities relating to or arising out of (i) any actual or alleged breach of any fiduciary duty or (ii) any rights or claims accruing to any of them relating to or arising out of such Seller's ownership of the Acquired Companies or the Purchased Equity that shall have arisen on or prior to the Closing Date. Notwithstanding the foregoing, this Section 7.7(g) shall not operate as a release or compromise of any obligations of the Sellers under this Agreement or under any agreement entered into pursuant to this Agreement.
(h)    Effective upon the Closing, each Seller, on behalf of itself and its successors and assigns, hereby releases and forever discharges the Acquired Companies and their respective Representatives, in each case solely in their capacities as such, of and from any and all Actions, causes of action and liabilities relating to or arising out of (i) any actual or alleged breach of any fiduciary duty or (ii) any rights or claims accruing to any of them against the Acquired Companies relating to or arising out of its ownership of the Acquired Companies or the Purchased Equity that shall have arisen on or prior to the Closing Date. For the avoidance of doubt, this Section 7.7(h) shall not operate as a release or compromise of any rights (w) to indemnification under or related to any indemnification or exculpation obligations set forth in the Acquired Companies' existing organizational documents or otherwise, (x) rights or claims under the Existing D&O Policy or any tail policy in respect thereof, (y) obligations of the Acquired Companies or the Purchaser or its Affiliates under this Agreement or under any agreement entered into pursuant to this Agreement or (z) claims or rights under any or related to any Contracts between or among any Seller and its equityholders or claims against any Seller's Representatives in their capacities as such.
Section 7.8    No Control of Other Party's Business. Nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control or direct the Acquired Companies' operations prior to the Closing. Prior to the Closing, the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement and subject to any rights of the Seller, complete control and supervision over their operations.
Section 7.9    Employee Matters.
(a)    The Purchaser shall cause the Acquired Companies to, and the Acquired Companies shall, for a period of one year following the Closing, provide to each individual who is an employee of any of the Acquired Companies as of immediately prior to the Closing (each, an "Acquired Company Employee"), for so long as such Acquired Continuing Employee remains employed with Purchaser, (i) at least the same annual base salary or base wages, and target annual cash bonus opportunity that were provided to such Acquired Company Employee immediately prior to the Closing, and (ii) employee benefits (excluding equity or equity-based incentives, severance, change in control benefits and one-time retention or transaction bonuses) that are substantially comparable in the aggregate to those provided to similarly situated employees of the Purchaser. For eligibility and vesting purposes (other than vesting of future equity awards) and for purposes of determining severance amounts and future vacation accruals under the compensation and benefit plans, programs, agreements, policies or arrangements of the Purchaser, Purchaser shall cause each Acquired Company Employee to receive credit for his or her service with the Acquired Companies before the Closing to the same extent that such Acquired Company Employee was entitled, before the Closing, to credit for his or her service under any similar or comparable Acquired Company Plans (except to the extent this credit would result in a duplication of accrual of benefits in respect of the same period of service). In addition, if Acquired Company Employees or their dependents are included in any medical, dental, health or other welfare benefit plan, program or arrangement maintained by the Purchaser or its Affiliates (each, a "Successor Plan") other than the plan or plans in which they participated immediately prior to the Closing (each, a "Prior Plan"), the Purchaser shall use commercially reasonable efforts to cause each Acquired Company Employee to be eligible to participate immediately, without any waiting time, in any and all Successor Plans, and cause the Successor Plans to not include any restrictions, limitations or exclusionary provisions with respect to pre-existing conditions, exclusions, or any actively-at-work requirements relating to such Acquired Company Employee and his or her dependents (except to the extent that such exclusions or requirements were applicable under any similar Prior Plan at the time of commencement of participation in such Successor Plan).

(b)    After the Closing, the Acquired Companies shall (i) recognize and provide all earned but unused paid time off (“Accrued PTO”) of the Acquired Company Employees as of the Closing Date and (ii) allow each of the Acquired Company Employees to use such Accrued PTO at such times as would have been allowed under the Acquired Companies' paid time off policies as in effect immediately prior to the Closing, in each of clauses (i) and (ii), until the end of the calendar year in which the Closing occurs; provided, that any paid time off that is earned but unused as of the last day of the calendar year in which the Closing occurs shall be carried over under the Purchaser paid time off policies to the extent required by applicable Law. The Acquired Companies will be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an "M&A qualified beneficiary" as defined in Treasury Regulations Section 54.4980B-9 in connection with the Transactions.
(c)    Effective as of no later than the day immediately preceding the Closing Date, the Company shall cause Optimal Blue, LLC to terminate the Optimal Blue, LLC 401(k) Profit Sharing Plan (the "401(k) Plan") unless Purchaser provides written notice to the Company that the 401(k) Plan shall not be terminated. Unless Purchaser provides such written notice to the Company, the Company shall provide Purchaser with executed board resolutions approving the termination of the 401(k) Plan (effective as of no later than the day immediately preceding the Closing Date). The Purchaser shall take all actions as are reasonably necessary to permit Acquired Company Employees who are participants in the 401(k) Plan immediately prior to the Closing to be immediately eligible to participate in a 401(k) plan maintained by the Purchaser or an Affiliate thereof, which 401(k) plan shall permit the rollover of participant loan promissory notes from the 401(k) Plan.
(d)    Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, (ii) except as required to comply with the other provisions of this Section 7.9, shall alter or limit the Acquired Companies' or any of their respective Affiliates' ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment. Nothing in this Section 7.9 is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) other than the Parties any right as a third party beneficiary of this Agreement.
Section 7.10    Purchaser Insurance Policy. In the event that the Purchaser or any of its Affiliates binds any insurance policy related to the representations and warranties of this Agreement (a "Purchaser Insurance Policy"), such Purchaser Insurance Policy shall expressly provide that the insurer or insurers issuing such policy shall have no right, and waive any right, of subrogation, contribution or otherwise against the Sellers (including any former, current or future Representative of the Sellers) based upon, arising out of, or in any way connected to this Agreement, the Transactions, or such Purchaser Insurance Policy, except with respect to Fraud of any of the Sellers. The Sellers shall be intended third party beneficiaries under any Purchaser Insurance Policy of the immediately preceding provision. The Purchaser and its Affiliates shall not amend, waive, modify or otherwise revise the foregoing subrogation provision in any Purchaser Insurance Policy.

Section 7.11    Section 280G. To the extent that any "disqualified individual" (within the meaning of Section 280G(c) of the Code and the applicable rulings and final regulations thereunder) has the right to receive or retain any payments and/or benefits that are reasonably likely to, separately or in the aggregate, without regard to the measures described herein, constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and final regulations thereunder on account of the transactions completed under this Agreement, prior to the Closing Date, the Acquired Companies will use reasonable best efforts to (i) obtain from each such "disqualified individual" a waiver of such disqualified individual's rights to some or all of such payments and/or benefits (the "Waived 280G Benefits") so that any remaining payments and/or benefits shall not be deemed to be "excess parachute payments" (within the meaning of Section 280G of the Code and the applicable rulings and final regulations thereunder); provided, that such waiver shall not include any payments or benefits that may be made by Purchaser or any of its Affiliates unless at least seven (7) Business Days prior to the Closing, Purchaser provides a detailed description of any agreement, contract or arrangement that Purchaser or its Affiliates are providing or entering into on or prior to the Closing Date with respect to any disqualified individual in connection with the transactions contemplated hereby satisfying the adequate disclosure requirements of Section 280G(b)(5)(B)(ii) of the Code, of any such agreement, contract or arrangement and amount of related "parachute payment", and (ii) submit a vote satisfying the requirements of Section 280G(b)(5) of the Code and the applicable rulings and final regulations thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such "disqualified individual" to receive the Waived 280G Benefits. No later than five (5) Business Days prior to soliciting the waivers described above from the disqualified individuals, the Acquired Companies shall provide drafts of such waivers, disclosure materials and supporting analysis to Purchaser for its review and comment and the Acquired Companies shall consider in good faith any reasonable comments made by Purchaser. Prior to Closing, the Acquired Companies will provide to the Purchaser evidence that either (i) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits (the "280G Approval"), or (ii) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided. The parties acknowledge that the Acquired Companies cannot compel any disqualified individual to waive any existing rights under a contract or agreement with the Acquired Companies and in no event shall the Company or the Seller be deemed in breach of this Section 7.11 if any such disqualified person refuses to waive any such right.

Section 7.12    Affiliate Contracts. At the Closing, the Acquired Companies will cause the termination of the contracts or arrangements set forth on Schedule 7.12 of the Disclosure Schedules without any further cost or liability to the Acquired Companies or their Subsidiaries (or, after the Closing, the Purchaser, the Acquired Companies and their respective Affiliates).
Section 7.13    Financing Cooperation.
(a)    The Parties acknowledge and agree that, prior to the Closing Date, subject to the limitations set forth herein, including in Section 7.1 and Section 7.13(b), the Purchaser and/

or any of its subsidiaries may obtain debt and/or equity financing in connection with the Transactions (such financing, collectively, the "Pre-Acquisition Financing") and subject to the limitations set forth herein, including in Section 7.1 and Section 7.13(b), during the period from the date of this Agreement to the Closing Date, the Sellers and the Acquired Companies shall use their respective reasonable best efforts to cooperate in good faith to implement any necessary, appropriate or desirable arrangements in connection with arranging and obtaining the Pre-Acquisition Financing by the Purchaser or any of its subsidiaries (and any credit facilities, indentures or other documents governing or relating thereto), which cooperation shall be limited to the Sellers and the Acquired Companies using their reasonable best efforts to, and causing their Subsidiaries and their respective officers, directors and employees (collectively, the "Financing Cooperation Parties") to use their reasonable best efforts to, and using their reasonable best efforts to cause their other Representatives, as applicable, to take the following actions as may be reasonably necessary, customary or desirable for a syndicated credit facility and/or a public or private securities offering by the Purchaser in connection with the structuring, marketing and execution of any Pre-Acquisition Financing: (i) participating in a reasonable number of virtual meetings, drafting sessions, conference calls, road shows, due diligence sessions, rating agency presentations and similar meetings in connection with such Pre-Acquisition Financing and preparing customary materials in connection therewith, in each case, upon reasonable advance notice, (ii) assisting with the preparation of customary marketing materials and disclosure documents, including private placement memoranda, information memoranda, prospectuses and similar documents and delivering due diligence materials in connection with the preparation therewith, (iii) providing reasonably available financial statements and information, operational data and forward-looking information (including information reasonably necessary or advisable to assist Purchaser in preparing pro forma financial information and assisting in the preparation of disclosure schedules in connection with the loan documentation) reasonably required or reasonably requested by the Purchaser or any investment or commercial banks appointed in any capacity with respect to any such Pre-Acquisition Financing to be included therein, (iv) facilitating the execution and delivery of definitive documentation in connection with the Pre-Acquisition Financing and facilitating the pledging of collateral and the perfection of the applicable security interests in connection with the Pre-Acquisition Financing, as may be reasonably required or reasonably requested by another Party or any investment or commercial banks appointed in any capacity with respect to any such Pre-Acquisition Financing, (v) delivering customary comfort letters, authorization and/or representation letters (limited to information applicable to the Sellers and/or the Acquired Companies contained in the applicable marketing materials) and reasonably available financial information that is reasonably necessary to enable Purchaser or its applicable subsidiary to deliver a customary solvency certificate in connection with the Pre-Acquisition Financing, (vi) delivering or using reasonable best efforts to procure the delivery of, as applicable, insurance certificates as may be reasonably required or reasonably requested by another Party or any investment or commercial banks appointed in any capacity with respect to any such Pre-Acquisition Financing, (vii) providing customary information required by any investment or commercial banks in connection with applicable "know your customer" and anti-money laundering rules and regulations, and other customary documents as may be reasonably requested by any party to any such Pre-Acquisition Financing (including, without limitation, any investment or commercial banks appointed in any capacity or as prospective lenders or purchasers with respect to any such Pre-Acquisition Financing), (viii) obtaining the consents of accountants as reasonably required or as may be reasonable requested by the Purchaser, (ix) ensuring the syndication efforts in respect of any such Pre-Acquisition Financing benefits from its existing lending relationships of the Acquired Companies, (x) consenting to the reasonable use of such Acquired Companies' trademarks in connection with any such Pre-Acquisition Financing; provided, that such trademarks shall be used solely in a manner that is not intended to, nor reasonably likely to, harm the Acquired Companies or the reputation or goodwill of the Acquired Companies, (xi) assisting in attempting to obtain corporate or facilities ratings in connection with any such Pre-Acquisition Financing and (xii) (A) causing the taking of any corporate and other actions and (B) providing any additional, customary information that is reasonably available to the Sellers and/or the Acquired Companies, in each case, that is reasonably necessary or advisable in order to facilitate any such Pre-Acquisition Financing.
(b)    Notwithstanding anything to the contrary in this Section 7.13, none of the Financing Cooperation Parties or their Representatives shall be required to (x) enter into any Pre-Acquisition Financing, agree to pay any commitment or other fees, reimburse any expenses, provide any security, provide any agreements (other than authorization letters (as described in clause (a) above), payoff letters and prepayment notices), opinions, certificates or other instruments, or otherwise incur any liability under any documentation arising as a result of any Pre-Acquisition Financing or give any indemnities, in each case, that are not contingent upon the occurrence of the Closing, (y) disclose any information pursuant to this Section 7.13 to the extent that (i) in the reasonable good faith judgment of such party, any applicable Laws require such party or its subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 7.13(b), the Parties, as applicable, shall use their commercially reasonable efforts to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Parties and (3) in the case of clauses (i) through (iii), utilize the procedures of a joint defense agreement or implement such other techniques if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Laws or jeopardizing such privilege or (z) deliver or provide (or cause to be delivered or provided by its Representatives) (i) any legal opinions, (ii) any audited financial statements (other than (i) the Audited Financial Statements, (ii) audited financial statements prepared in accordance with GAAP as of and for the year ended December 31, 2017 made available to the Purchaser and its Representatives, and (iii) if the Closing has not occurred prior to March 31, 2021, to the extent reasonably available to Seller and/or the Acquired Companies and as would be customarily required in a financing such as any Pre-Transaction Financing and are reasonably requested by the Purchaser or any investment or commercial banks appointed in any capacity with respect to any such Pre-Acquisition Financing, audited financial statements for the three fiscal-year period ended December 31, 2020, prepared in accordance with GAAP, which shall include consolidated statements of operations, changes in members equity and cash flows for the three-year period ended December 31, 2020), (iv) any financial statements or information prepared in accordance with the rules and regulations promulgated in accordance with the Securities Act, (v) any compensation discussion and analysis required by Item 402 of Regulation S-K and information regarding executive compensation related to SEC Releases Nos. 33-8732A, 34-54302A and IC 27444A, (vi) "segmented reporting", (vii) any pro forma cost savings, capitalization or post-closing adjustments, or (viii) any projections or other information in connection with purchase price accounting. For the avoidance of doubt, notwithstanding clauses (vii) and (viii) hereof, the Financing Cooperation Parties shall use their reasonable best efforts to assist the Purchaser and its Representatives, as and to the extent reasonably requested, in the Purchaser’s development of its estimates of pro forma cost savings, capitalization and post-closing adjustments and projections and other information in connection with purchase price accounting, for use in any Pre-Transaction Financing. The Purchaser shall, promptly upon request by the Seller, reimburse the Acquired Companies for all reasonable and documented out-of-pocket costs and expenses incurred by them in connection with the cooperation of such persons in connection with the Pre-Acquisition Financing contemplated by this Section 7.13. For the avoidance of doubt, the receipt of any financing, including the proceeds of any Pre-Acquisition Financing, is not a condition to the Purchaser’s obligations under this Agreement.
Section 7.14    Certain Intellectual Property Actions. The Company shall use commercially reasonable efforts to perform the actions listed on Schedule 7.14 of the Disclosure Schedules.
Section 7.15    Holdback. Following the Closing, OB Holdings shall withhold twenty-five (25%) of the proceeds otherwise payable in respect of the Incentive Class D Units of OB Holdings held by each executive (or such executive’s permitted transferee) who is party to a Senior Management Agreement and/or Executive Securities Agreement set forth on Schedule 7.15 of the Disclosure Schedules (the “Management Agreements” and such amount, the “Continuing Incentive Amount”) in accordance with the terms of the Management Agreements. To the extent required by the terms of the Management Agreements, OB Holdings shall deposit the Continuing Incentive Amount into an escrow account with an escrow agent designated by OB Holdings. Following the occurrence of an executive’s Final Vesting Date (as defined in the applicable Management Agreement), the Purchaser shall promptly notify OB Holdings and OB Holdings shall cause to be paid the Continuing Incentive Amount, together with any income earned thereon, to the applicable executive, within five (5) Business Days following such executive’s Final Vesting Date. If the applicable executive declines or fails to provide the services, OB Holdings shall pay, or cause to be paid, the Continuing Incentive Amount to the holders of Class B Units and vested Class C Units of OB Holdings in accordance with the terms of the Management Agreement.
ARTICLE VIII

CONDITIONS PRECEDENT
Section 8.1    Conditions to Each Party's Obligation. The respective obligations of each Party to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:
(a)    Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.
(b)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively,

"Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Closing or making the consummation of the Closing illegal.
Section 8.2    Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement to occur at the Closing is further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:
(a)    Representations and Warranties.
(i)    The representations and warranties of the Acquired Companies, the Sellers and GTCR Blocker set forth in Article III, Article IV and Article V (excluding the Fundamental Representations), disregarding all qualifications and exceptions contained therein relating to materiality or Acquired Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have an Acquired Company Material Adverse Effect;
(ii)    the Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and
(iii)    the representations and warranties of the Acquired Companies set forth in clause (ii) of Section 3.7(a) shall have been true and correct in all respects as of the date of this Agreement and as of the Closing.
(b)    Performance of Covenants and Agreements of the Acquired Companies and the Sellers. The Acquired Companies and the Sellers shall have performed in all material respects all covenants and agreements (other than with respect to the covenants and agreements contained in Section 7.13, the performance of which shall not be a condition to Closing) required to be performed by them under this Agreement at or prior to the Closing.
(c)    No Acquired Company Material Adverse Effect. No Acquired Company Material Adverse Effect shall have occurred since the date of this Agreement.
(d)    Officer's Certificate. The Seller Representative shall have delivered to the Purchaser a certificate for and on behalf of the Acquired Companies, dated as of the Closing Date, stating that the preconditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.
If the Closing occurs, all closing conditions set forth in this Section 8.2 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser.

Section 8.3    Conditions to Obligations of the Sellers and the Acquired Companies. The respective obligations of each of the Sellers and the Acquired Companies to consummate the transactions contemplated by this Agreement to occur at the Closing is further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Purchaser Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have a Purchaser Material Adverse Effect.
(b)    Performance of Covenants and Agreements of the Purchaser. The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
(c)    Officer's Certificate. The Purchaser shall have delivered to the Seller Representative a certificate of the Purchaser, dated as of the Closing Date, stating that the preconditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.
If the Closing occurs, all closing conditions set forth in this Section 8.3 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Acquired Companies and the Sellers.
Section 8.4    Frustration of Closing Conditions. None of the Sellers, the Acquired Companies or the Purchaser may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such Party's failure to use its reasonable best efforts to consummate the Closing (subject to the applicable limitations herein) and the other transactions contemplated by this Agreement to occur at the Closing or due to the failure of such Party to perform any of its other obligations under this Agreement.
ARTICLE IX

TERMINATION
Section 9.1    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)    by the mutual written consent of the Seller Representative and the Purchaser;
(b)    by either of the Seller Representative or the Purchaser:
(i)    if the Closing shall not have been consummated on or before July 26, 2021 (such date or the date to which it is extended pursuant to this Section 9.1(b)(i) or

Section 11.11, being the "Outside Date"); provided, however, (x) if there is a Government Closure that causes the Parties to be unable to make any filing required under the HSR Act, then the Outside Date shall automatically be extended day-for-day for each Business Day such Government Closure is in effect, and (y) that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a Party if the failure of the Closing to have been consummated on or before the Outside Date was primarily due to the failure of such Party to perform any of its obligations under this Agreement; or
(ii)    if any Restraint having the effect set forth in Section 8.1(b) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such Party to perform any of its obligations under this Agreement or if such Party shall have failed to comply with its obligations under Section 7.3;
(c)    by the Purchaser if the Acquired Companies or the Sellers shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b), respectively, and (ii) cannot be cured by the Outside Date or, if capable of being cured, shall not have been cured within 30 days following receipt of written notice from the Purchaser stating the Purchaser's intention to terminate this Agreement pursuant to this Section 9.1(c) and the basis for such termination; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder; or
(d)    by the Seller Representative if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b), respectively, and (ii) cannot be cured by the Purchaser by the Outside Date or, if capable of being cured, shall not have been cured within 30 days following receipt of written notice from the Seller Representative stating the Seller Representative's intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination; provided that the Seller Representative shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Sellers or the Acquired Companies are then in material breach of any representation, warranty, covenant or other agreement hereunder; provided, further, that the failure to deliver the Estimated Closing Purchase Price and the other Closing payments pursuant to Article I at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Seller Representative.
Section 9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 9.2 and Article XI, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Purchaser, the Sellers or the Acquired Companies or their respective managers, directors, employees, officers or Affiliates hereunder; provided, however, that no Party shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement. For purposes of clarification, if the Purchaser does not close the Transactions in circumstances in which all of the closing conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived, such event shall be deemed to be a willful breach by the Purchaser of this Agreement. The Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, if an award of damages is sought against the Purchaser for any alleged breach of this Agreement by the Purchaser occurring prior to the Closing, any such award of damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by the Sellers, which benefit of the bargain (i.e., expectancy damages) shall be recoverable by the Sellers.
ARTICLE X

CERTAIN TAX MATTERS
Section 10.1    Filing and Amendment of Tax Returns. Except as required by Law, following the Closing, without the prior written consent of the Seller Representative, the Purchaser shall not, and shall cause the Acquired Companies to not: (a) except in accordance with Section 10.2, file, amend, or otherwise modify any Pass-Through Tax Returns for Pre-Closing Tax Periods that would reasonably be expected to result in the Sellers or their beneficial owners being liable for incremental Tax pursuant to this Agreement or to any Governmental Authority or otherwise adversely impact the Tax Returns of the Sellers or their beneficial owners; (b) engage in any voluntary disclosure or similar process with any Tax authority with respect to income Taxes attributable to a Pass-Through Tax Return; (c) extend or waive, or cause to be extended or waived, or permit the Acquired Companies to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pass-Through Tax Return; (d) make, rescind or change any income Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period of the Acquired Companies (including any election under Sections 338 or 336 of the Code or any corresponding provision of state, local or foreign Tax Law); (e) file a ruling request that could affect any Pass-Through Tax Return for a Pre-Closing Tax Period; or (f) file an administrative adjustment request under Section 6227(a) of the Code, or any similar or successor provision of the Partnership Audit Rules or other Tax Law in any jurisdiction, in respect of any Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period. The Acquired Companies shall not take any action outside the ordinary course of business and not contemplated by this Agreement on the Closing Date after the Closing (including, for the avoidance of doubt, the liquidation of GTCR Blocker) that could reasonably be expected to result in the Sellers or their beneficial owners being liable for incremental Tax pursuant to this Agreement or to any Governmental Authority or otherwise adversely impact the Tax Returns of the Sellers or their beneficial owners.
Section 10.2    Tax Returns. The Purchaser shall prepare or cause to be prepared at its expense all Pass-Through Tax Returns for Pre-Closing Tax Periods and any Straddle Period that are due after the Closing Date, which shall be prepared in a manner consistent with the past practices of the Acquired Companies unless otherwise required by Law; provided that (i) items of taxable income, gain, loss, deduction and credit of the Company for the Straddle Period shall be allocated using the "closing of the books" method (as described in Treasury Regulations Section 1.706-1(c)) as of the end of the Closing Date, (ii) all Transaction Tax Deductions shall be allocated to the portion of such Straddle Period ending on the Closing Date pursuant to Section 706 of the Code to the extent permitted by Law, (iii) seventy percent (70%) of any success-based fees allocable to a Pre-Closing Tax Period and deductible at a more-likely-than-not level of confidence shall be deducted in accordance with Rev. Proc. 2011-29, (iv) the Purchaser may make or caused to be made an election under Section 754 of the Code (and any corresponding state or local Tax election) to the extent such election is not already in effect, and (v) the Purchaser may make or cause to be made an election pursuant to Section 6221(b) of the Code (and any corresponding state or local Tax election). A draft of each Pass-Through Tax Return shall be submitted by the Purchaser to the Seller Representative for review, comment and consent (not to be unreasonably withheld, conditioned or delayed) no later than the date thirty (30) days prior to the due date for such Pass-Through Tax Return. Any comments submitted by the Seller Representative to the Acquired Companies no later than ten (10) days prior to the due date for such Pass-Through Tax Return shall be considered in good faith by the Purchaser, and the Acquired Companies shall timely file or cause to be filed such Pass-Through Tax Return with the applicable Governmental Authority. To the extent permitted or required under applicable Tax Law, the taxable year of the Acquired Companies shall close as of the end of the Closing Date.
Section 10.3    Purchase Price Allocation. The portion of the Final Closing Purchase Price paid with respect to the Company Units, other than the Company Units held by GTCR Blocker following the Closing (plus any assumed liabilities and other items required to be taken into account for such purpose) shall be allocated among the assets of the Company (and, as applicable, any Subsidiaries treated as flow-through entities for income Tax purposes) in accordance with Schedule 10.3 of the Disclosure Schedules, the principles of Sections 743, 755 and 1060 of the Code and the Treasury Regulations thereunder pursuant to a written allocation delivered by the Purchaser to the Seller Representative for its review, comment and consent (not to be unreasonably withheld, conditioned or delayed) within one hundred twenty (120) days of the Closing Date (the "Allocation"). The Purchaser shall consider any timely received reasonable comments of the Seller Representative in good faith. Except to the extent otherwise required by applicable Law, the Purchaser, OB Holdings and the Acquired Companies shall file or cause to be filed all Tax Returns in a manner consistent with the Allocation, as finally determined pursuant to this Section 10.3 and, if applicable, Section 10.7 and shall not make any inconsistent statement or adjustment on any Tax Return or during the course of any Tax-related matter, or otherwise take any Tax position inconsistent with the Allocation unless otherwise required by Law or pursuant to a good-faith resolution of an audit by a taxing authority. If the Final Closing Purchase Price is adjusted pursuant to this Agreement, the Allocation shall be adjusted as appropriate and the Purchaser and the Seller Representative shall cooperate in good faith in making any such adjustments.
Section 10.4    Tax Proceedings.
(a)    In the event of any audit, assessment, examination, claim or other controversy or proceeding relating in whole or in part to Pass-Through Tax Returns for Pre-Closing Tax Periods (a "Tax Proceeding"), the Purchaser shall inform the Seller Representative of such Tax Proceeding as soon as possible but in any event within seven (7) days after the receipt by the Purchaser of notice thereof.
(b)    If the Tax Proceeding relates to a jurisdiction and Tax period to which the Partnership Audit Rules apply, then, the Seller Representative and the Sellers shall cooperate with the Acquired Companies and their respective "partnership representatives" or "designated individuals" as defined under the Partnership Audit Rules, to, take all actions that may be necessary or appropriate to prevent any Acquired Company that is taxed as a partnership for U.S. federal income tax purposes from having any liability for an "imputed underpayment" (within the meaning of Section 6225 of the Code) or any interest or penalty related thereto that is attributable to any item of income, gain, loss, deduction or credit of the Company for any Pre-Closing Tax Period, including by cooperating with the Purchaser to cause the Acquired Companies to make a "push out" election pursuant to Section 6226 of the Code or to elect under Section 6226(b)(4)(A)(ii)(I) of the Code to furnish statements to its partners for the "reviewed year" (as defined in Section 6225(d)(1) of the Code), or make any similar election under any similar or successor provision of Tax Law in any jurisdiction; provided that none of Purchaser, any Acquired Company or any Affiliate thereof shall take any action with respect to any such Tax Proceeding that would require any Seller or its beneficial owners to amend its income Tax Returns for any Pre-Closing Tax Period or Straddle Period.
(c)    With respect to any Tax Proceeding, subject to Section 10.4(b), the Purchaser shall control the Tax Proceeding diligently and in good faith, but the Purchaser shall not settle or otherwise resolve the Tax Proceeding without the Seller Representative's consent (which consent shall not be unreasonably withheld, conditioned or delayed) and shall keep the Seller Representative reasonably informed of material developments in any such Tax Proceeding.
Section 10.5    Transfer Taxes. All transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax and other similar Taxes with respect to the Transactions (collectively, "Transfer Taxes"), and any penalties, interest or other additions with respect to Transfer Taxes shall be paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Sellers. The Purchaser and the Seller Representative shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.
Section 10.6    Cooperation. Following the Closing, the Purchaser, the Sellers, the GTCR Blocker and the Acquired Companies shall cooperate with and make available to the other Parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary or useful in connection with the preparation of any Tax Returns and any Tax inquiry, audit, investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. Following the Closing, the Purchaser shall cause the GTCR Blocker and the Acquired Companies to retain all applicable Tax Returns, books and records, and workpapers for Pre-Closing Tax Periods for a period of at least seven (7) years following the Closing Date. After the Closing, the Seller Representative, Purchaser and the Company and their Affiliates will use reasonable best efforts to (i) deliver or cause to be delivered to the Seller Representative (A) a reasonable estimate of the ordinary income or loss and capital gain or loss allocated to Seller with respect to Seller’s direct or indirect ownership interest in Optimal Blue Holdings, LLC for Tax periods that include the Closing Date by February 28 of the following year and (B) ninety (90) days after the end of such Tax period, final Schedules K-1 with respect to Seller's interest in the Company and Optimal Blue Holdings, LLC that is consistent in all respects with the information provided pursuant to this clause (i) and (ii) provide the Seller Representative with any information or estimates reasonably required by it or its Affiliates for tax reporting purposes promptly upon request by the Seller Representative.
Section 10.7    Tax Dispute Resolution. In the event of any disagreement as to (a) the application of any Tax Law relevant to this Agreement (which shall not include, for the avoidance of doubt, any disagreement as to any matter of contractual interpretation) or (b) the Allocation, Purchaser and the Seller Representative shall cooperate in good faith to resolve their differences, provided that if after thirty (30) days, the Seller Representative and the Purchaser are unable to agree, the parties shall retain a nationally recognized accounting firm that is mutually acceptable to Purchaser and the Seller Representative (the "Tax Accounting Firm") to resolve their dispute, provided that in connection with a dispute related to the Allocation the Tax Accounting Firm shall utilize the methodologies for determining values as set forth on Schedule 10.3 of the Disclosure Schedules. The Tax Accounting Firm shall make a final determination as to the disputed items within thirty (30) days after such submission and the determination of the Tax Accounting Firm shall be final and binding on the parties. The fees, costs and expenses of the Tax Accounting Firm shall be borne by the Sellers and Purchaser (with the portion of fees so payable by the Sellers to be paid by the Seller Representative on behalf of the Sellers) in inverse proportion, as they may prevail on the disputed items resolved by the Tax Accounting Firm utilizing the values of such items as initially submitted by the Parties to the Tax Accounting Firm. Such proportional allocations shall be determined by the Tax Accounting Firm at the time its determination is rendered on the disputed items.
ARTICLE XI

MISCELLANEOUS
Section 11.1    No Survival of Representations and Warranties and Certain Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms contemplate performance in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) Article X, (c) Article XI (but in the case of Section 11.11, solely as applied to covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing) and (d) the representations and warranties of the Sellers set forth in Section 4.3, which shall survive for two (2) years following the date of this Agreement. If no term is specified, each covenant and agreement herein requiring performance after the Closing, will, in each case, survive for ten (10) years following the Closing, and nothing in this Section 11.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Closing.
Section 11.2    Indemnification. From and after the Closing, the Sellers shall defend, indemnify and hold harmless the Purchaser and each of its Subsidiaries and Affiliates and their respective officers, directors, employees and agents (collectively, the "Purchaser Indemnitees") from and against, and pay or reimburse the Purchaser Indemnitees for any and all damages, losses, liabilities, obligations, claims of any kind, interest and expenses (including reasonable fees and expenses of attorneys) resulting from the failure of the representations and warranties of the Sellers set forth in Section 4.3 to be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (except for representations that are as of a specific date which representations shall be true and correct as of such date). Notwithstanding anything in this Agreement to the contrary, the Sellers shall only be required to defend, indemnify and hold harmless the Purchaser Indemnitees to the extent the Purchaser Indemnitees have exhausted the coverage limits under the Purchaser Insurance Policy's limit (to the extent coverage is actually available under the Purchaser Insurance Policy).
Section 11.3    Acknowledgement by the Purchaser. The Purchaser acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that: (a) it has conducted to its satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies and has been afforded full access to the books and records, facilities and personnel of the Acquired Companies for purposes of conducting such investigation and verification, (b) the Acquired Company Representations constitute the sole and exclusive representations and warranties of the Acquired Companies in connection with the Transactions, (c) the Seller Representations constitute the sole and exclusive representations and warranties of the Sellers in connection with the Transactions, (d) except for the Acquired Company Representations by the Acquired Companies and the Seller Representations by the Sellers, none of the Acquired Companies, the Sellers or any other Person makes, or has made, any other express or implied representation or warranty with respect to the Sellers, the Acquired Companies or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to the Purchaser or its Affiliates or Representatives in certain "data rooms," management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of the Acquired Companies or the Sellers, and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Acquired Companies, or the quality, quantity or condition of the Acquired Companies' assets) are specifically disclaimed by the Sellers, the Acquired Companies and all other Persons (including the Representatives of the Acquired Companies and the Sellers and its Affiliates and their respective

Representatives) and (e) the Purchaser and its Affiliates are not relying on any representations and warranties in connection with the Transactions except the Acquired Company Representations by the Acquired Companies and the Seller Representations by the Sellers. In connection with the Purchaser's investigation of the Acquired Companies, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Acquired Companies and certain business plan information. The Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Without limiting the foregoing provisions of this paragraph, the Purchaser hereby acknowledges and agrees that none of the Sellers, the Acquired Companies or any of their respective current or former Affiliates or Representatives is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that the Purchaser has not relied on any such estimates, projections or other forecasts or plans. The Purchaser further acknowledges and agrees that from and after the Closing, (i) none of the Sellers, the Acquired Companies, or any other Person shall have or be subject to any liability to the Purchaser, the Acquired Companies or any other Person resulting from the distribution to the Purchaser, or the Purchaser's use of, any such estimates, projections or forecasts or any other information, document or material provided to or made available to the Purchaser or its Affiliates or Representatives in certain "data rooms," management presentations or in any other form in expectation of the Transactions and (ii) the Purchaser and its Affiliates have not relied on any such information, document or material. Effective upon Closing, the Purchaser waives, on its own behalf and on behalf of its respective Affiliates, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Sellers, the Acquired Companies and any of their respective current or former Affiliates or Representatives relating to the operation of the Acquired Companies or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Schedules or the Transactions, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise; provided that nothing in this Agreement shall prejudice or limit any Fraud claim or any claim or recovery that may be available to the Purchaser under the Purchaser Insurance Policy. The Purchaser acknowledges and agrees that it will not assert, institute or maintain any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.3. The Sellers shall have the right to enforce this Section 11.3 on behalf of any Person that would be benefitted or protected by this Section 11.3 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable.
Section 11.4    Fees and Expenses. Except as otherwise expressly provided herein, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the Party incurring or required to incur such fees or expenses.

Section 11.5    Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects by written agreement of the Purchaser and the Sellers by their duly authorized officers; provided, that such amendment or supplement is promptly delivered to the other Parties.
Section 11.6    Waiver. At any time prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party or (c) waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party's conditions. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.
Section 11.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided that, prior to the Closing, the Purchaser may assign its rights, interests and obligations under this Agreement to a controlled Affiliate but such assignment shall not relieve the Purchaser of its obligations or liabilities hereunder and in addition, such assignee shall be bound by the obligations of Purchaser hereunder as if such assignee were a party hereto; provided further that (i) following the Closing, each Party may assign its rights, interests and obligations hereunder to its Affiliates but such assignment shall not relieve such Party of its obligations or liabilities hereunder and (ii) the Purchaser may, without the consent of any other Party, assign any of its rights under this Agreement to any insurer that underwrites a Purchaser Insurance Policy in the event of Fraud of any of the Sellers. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 11.7 shall be null and void. Notwithstanding anything in this Section 11.7 to the contrary, in the event that the Purchaser assigns any of its rights or interests under this Agreement to a controlled Affiliate of Purchaser, the Purchaser shall be the only party to bring any Action under this Agreement regardless of any such assignment.
Section 11.8    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic communication, facsimile or otherwise) to the other Parties.
Section 11.9    Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Disclosure Schedules, Exhibits and Annexes hereto, together with the other instruments referred to herein or related hereto, including the Confidentiality Agreement and the Limited Guaranty, dated as of the date hereof, by and among each of GTCR Co-Invest XI LP, GTCR Fund XI/B LP, and GTCR Fund XI/C LP, each a Delaware limited partnership, in favor of Purchaser,

(a) constitute the entire agreement, and supersede all other prior agreements and understandings (including all prior representations and warranties), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Indemnitees and the Sellers under Section 7.7, (ii) the rights of the Sellers' Affiliates and Representatives under Section 11.3, (iii) the rights of the Non-Recourse Parties under Section 11.17, (iv) the rights of the Retained Counsel under Section 11.18 and (v) as otherwise expressly provided herein, is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder.
Section 11.10    Governing Law; Jurisdiction.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b)    Other than disputes submitted to the Valuation Firm pursuant to Section 2.2 (which shall be addressed in accordance with the procedures set forth in Section 2.2) (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) no Party shall attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(c)    Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 11.10 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article XI. However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.
Section 11.11    Specific Enforcement. Immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, subject to Section 11.1 and Section 11.3, if for any reason the Purchaser, the Sellers, or the Acquired Companies shall have failed to perform their respective obligations under this Agreement or otherwise breached this Agreement (excluding, for the avoidance of doubt, if the Closing has occurred, any failure to perform or breach for which the Parties have no liability under this Agreement pursuant to Section 11.1 and/or Section 11.3), then the Party seeking to enforce this Agreement against such nonperforming Party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity. Prior to the Closing, to the extent any Party brings any action, claim, complaint or other proceeding, in each case, before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding.
Section 11.12    WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.
Section 11.13    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the e-mail address set out below (provided that no error message is generated), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:
If to the Purchaser and, following the Closing, the Acquired Companies, to:

Black Knight, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention:	Michael Gravelle
Email:	Michael.Gravelle@bkfs.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:	Michael J. Aiello
Sachin Kohli
Facsimile:	(212) 310-8007
Email:	michael.aiello@weil.com
sachin.kohli@weil.com

If to the Sellers, the Seller Representative and, prior to the Closing, the Acquired Companies, to:

OB Holdings, LLC

300 North LaSalle Street
Chicago, Illinois 60654
Attention:	Collin E. Roche
Aaron D. Cohen
Michael S. Hollander
Facsimile:	(312) 382-2201
Email:	croche@gtcr.com
aaron.cohen@gtcr.com
mike.hollander@gtcr.com

with a copy (which shall not constitute notice) to:

c/o GTCR LLC
300 North LaSalle Street
Chicago, Illinois 60654
Attention:	Collin E. Roche
Aaron D. Cohen
Michael S. Hollander
Facsimile:	(312) 382-2201
Email:	croche@gtcr.com
aaron.cohen@gtcr.com
mike.hollander@gtcr.com

and

Kirkland &Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:	Stephen L. Ritchie, P.C.
Christopher M. Thomas, P.C.

Facsimile:	(312) 862-2200
Email:	stephen.ritchie@kirkland.com
christopher.thomas@kirkland.com

Section 11.14    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 11.15    Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:
"280G Approval" shall have the meaning set forth in Section 7.117.11.
"401(k) Plan" shall have the meaning set forth in Section 7.9(c).
“Accrued PTO" shall have the meaning set forth in Section 7.9(b).
"Acquired Companies" means, collectively, the Company and each of its Subsidiaries. GTCR Blocker shall be deemed to be an Acquired Company for all purposes in this Agreement other than in Article III.
"Acquired Company Employee" shall have the meaning set forth in Section 7.9(a).
"Acquired Company Material Adverse Effect" means any change, effect, event, condition, circumstance, occurrence, state of facts or development that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the business, assets, properties, condition (financial or otherwise), results of operations of the Acquired Companies taken as a whole, or the ability of the Acquired Companies to consummate the Transactions or perform their obligations under this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or shall be, an Acquired Company Material Adverse Effect: any change, effect, event, condition, circumstance, occurrence, state of facts or development attributable to (i) the announcement or pendency of the Transactions, including any employee attrition and any impact on revenues or relationships with suppliers, customers or any other Persons having business dealings with the Acquired Companies (provided that the exception in this clause (i) shall not apply to "Acquired Company Material Adverse Effect" as used in Section 3.2(b), Section 3.3, or Section 8.2 to the extent relating to Section 3.2(b) or Section 3.3); (ii) conditions affecting the industry in which the Acquired Companies participate, general political or social conditions (including the 2020 elections in the United States), the economy as a whole or the financial and capital markets in general (including currency fluctuations and interest rates) or the markets in which the Acquired Companies operate; (iii) compliance with the terms of, or the taking of any action required or permitted by, this Agreement; (iv) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof; (v) actions required to be taken under applicable Laws or Contracts; (vi) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (vii) the failure of the Acquired Companies to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in an Acquired Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Acquired Company Material Adverse Effect)); (viii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; (ix)  the commencement, continuation or escalation of any trade conflict and/or tariffs or similar event(s) or occurrence(s) by or involving any Governmental Authority; (x) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (xi) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, disease outbreak, epidemic, pandemic (including the COVID-19 Pandemic), weather condition, explosion or fire or other force majeure event or act of God; (xii) any of the matters disclosed on the Disclosure Schedules; or (xiii) the taking of any action at the request of, or consented to by, the Purchaser and/or its Affiliates; provided that, in the case of clauses (ii), (iv), (v), (vi), (viii), (ix), (x) and (xi) above, if such change, effect, event, condition, circumstance, occurrence, state of facts or development materially and disproportionately affects the Acquired Companies as compared to other Persons or businesses that operate in the industry in which the Acquired Companies operate, then the material and disproportionate aspect of such change, effect, event, condition, circumstance, occurrence, state of facts or development may be taken into account in determining whether an Acquired Company Material Adverse Effect has or shall occur.
"Acquired Company Plans" means each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other equity or equity-based plan, bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, severance, compensation, employment, individual consulting, fringe benefit, change in control, and any other employee benefit plan, policy, agreement, program or arrangement (other than any plan, policy, agreement, program or arrangement to which contributions are mandated by a Governmental Authority), whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that the Acquired Companies sponsor, maintain or contribute to for the benefit of their current or former employees, independent contractors or consultants, or with respect to which the any of the Acquired Companies has any direct or indirect present or future liability.
"Acquired Company Representations" means the representations and warranties of the Acquired Companies expressly and specifically set forth in Article III of this Agreement, as modified by the Disclosure Schedules. For the avoidance of doubt, the Acquired Company Representations are solely made by each Acquired Company on a several basis as to itself and not on a joint and several basis with any other Acquired Companies.
"Acquired Company IP" shall have the meaning set forth in Section 3.13(a).
"Acquired Company-Owned IP" shall have the meaning set forth in Section 3.13(a).
"Acquired Company Registered IP" shall have the meaning set forth in Section 3.13(a).
"Acquisition Proposal" means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Acquired Companies, any purchase of all or substantially all of the assets of the Acquired Companies, taken as a whole, or all or a substantial part of the Purchased Equity or equity interests of any Subsidiary of the Acquired Companies, other than the Transactions and other than issuances of equity interests to officers, managers, directors or employees that would only occur if this Agreement is terminated prior to the Closing.
"Action" shall have the meaning set forth in Section 3.8.
"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, except for purposes of Section 3.20, Section 9.2, Section 11.3, Section 11.17 and the definition of "Non-Recourse Party", in no event shall the Acquired Companies be considered an Affiliate of any other portfolio company of any investment fund affiliated with Existing Sponsor, nor shall any other portfolio company of any investment fund affiliated with Existing Sponsor be considered to be an Affiliate of the Acquired Companies.
"Agreement" shall have the meaning set forth in the preamble.
"Allocation" shall have the meaning set forth in Section 10.3.
"Attorney-Client Communication" means any communication occurring on or prior to the Closing between any of the Retained Counsel (with respect to its representation of the Sellers and the Acquired Companies), on the one hand, and the Sellers and the Acquired Companies, or any of their respective Affiliates, on the other hand, that in any way relates to the Transactions, including any representation, warranty, or covenant of any Party under this Agreement or any related agreement.
"Bankruptcy and Equity Exception" shall have the meaning set forth in Section 3.2(a).
"Base Purchase Price" shall have the meaning set forth in Section 2.1(b).
"Business Day" means a day except a Saturday, a Sunday or other day on which the banks in Chicago, Illinois or New York, New York are authorized or required by Law to be closed.
"Calculation Time" means as of immediately prior to Closing.
"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified).
"Cash" means cash, cash equivalents and any deposits in transit. Cash shall exclude (i) the amount of any checks, drafts and wires issued as of such time that have not yet cleared, (ii) any amounts included as current assets in the calculation of the Net Working Capital Amount and (iii) restricted cash.

"Cash Amount" means, as of the Calculation Time, all Cash held by the Acquired Companies at such time.
"Clayton Act" means the Clayton Act of 1914, as amended.
"Closing" shall have the meaning set forth in Section 1.2.
"Closing Balance Sheet" shall have the meaning set forth in Section 2.2(a).
"Closing Date" shall have the meaning set forth in Section 1.2.
"Code" means the Internal Revenue Code of 1986, as amended.
"Company Units" shall have the meaning set forth in the recitals.
"Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of June 17, 2020, by and between Black Knight Technologies, LLC and OB Holdings.
"Contaminants" means any "back door," "drop dead device," "time bomb," "Trojan horse," "virus" or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device); (b) damaging or destroying any data or file without the user's consent; or (c) sending information to any of the Acquired Companies or any other Person without the user's consent.
“Continuing Incentive Amount” shall have the meaning set forth in Section 7.15.
"Contract" means any contract, agreement, loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, instrument, lease, license, commitment, purchaser orders, or other legally binding arrangement, understanding or undertaking, commitment or obligation.
"COVID-19 Pandemic" means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.
"D&O Claim" shall have the meaning set forth in Section 7.7(a).
"D&O Tail Policy" shall have the meaning set forth in Section 7.7(c).
"Disclosure Schedules" shall have the meaning set forth in the preamble to Article III.
"Environmental Laws" means all Laws relating to pollution or protection of the environment that are in effect as of the date hereof.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with any of the Acquired Companies is treated as a single employer under Section 414 of the Code.
"Escrow Account" shall have the meaning set forth in Section 1.3(d)(iii).
"Escrow Agent" means Acquiom Clearinghouse LLC or its successor, in its capacity as such pursuant to the Escrow Agreement.
"Escrow Agreement" means an escrow agreement by and among the Purchaser, the Seller Representative and the Escrow Agent, substantially in the form of Exhibit D (with such reasonable changes thereto as the Escrow Agent may require).
"Escrow Amount" shall have the meaning set forth in Section 1.3(d)(iii).
"Estimated Cash Amount" shall have the meaning set forth in Section 2.1(a)(i).
"Estimated Closing Purchase Price" shall have the meaning set forth in Section 2.1(b).
"Estimated Closing Statement" shall have the meaning set forth in Section 2.1(a).
"Estimated Indebtedness Amount" shall have the meaning set forth in Section 2.1(a)(i).
"Estimated Net Working Capital Amount" shall have the meaning set forth in Section 2.1(a)(i).
"Estimated Transaction Expenses" shall have the meaning set forth in Section 2.1(a)(i).
"Existing D&O Policy" shall have the meaning set forth in Section 7.7(c).
"Existing Sponsor" means GTCR LLC.
"FCPA" means the Foreign Corrupt Practices Act of 1977.
"Federal Trade Commission Act" means the Federal Trade Commission Act of 1914, as amended.
"Final Closing Purchase Price" shall have the meaning set forth in Section 2.1(c).
"Final Closing Statement" shall have the meaning set forth in Section 2.2(a).
"Financial Statements" shall have the meaning set forth in Section 3.6(a).
"Fundamental Representations" means the representations and warranties of each Acquired Company set forth in Section 3.1 (Organization, Standing and Organizational Power), Section 3.2(a) (Authority), Section 3.4(a) (Subsidiaries), Section 3.5 (Capitalization), Section 3.17 (Brokers and Other Advisors), the representations and warranties of each Seller set forth in Section 4.1 (Organization, Standing and Organizational Power), Section 4.2(a) (Authority), Section 4.3

(Ownership of Purchased Equity), Section 4.5 (Brokers and Other Advisors), and the representations of GTCR Blocker set forth in Section 5.1 (Organization, Standing and Organizational Power), Section 5.2(a) (Authority), Section 5.3 (Subsidiaries), Section 5.4 (Capitalization), Section 5.5 (Conduct of Business) and Section 5.7 (Brokers and Other Advisors).
"Fraud" means an actual fraud, involving an intentional and knowing misrepresentation or an intentional and knowing concealment of facts with the intent of inducing any other Party to enter into or consummate this Agreement and upon which such other Party has relied to its detriment (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), made by (a) any Acquired Company with respect to the making of the Acquired Company Representations, (b) the GTCR Blocker with respect to the making of the GTCR Blocker Representations, (c) any Seller with respect to the making of the Seller Representations or (d) any Acquired Company, the GTCR Blocker or any Seller in any certificate delivered pursuant to this Agreement.
"GAAP" means generally accepted accounting principles in the United States as in effect from time to time.
"Governmental Authority" means any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality.
"GTCR Blocker" shall have the meaning set forth in the preamble.
"GTCR Blocker Representations" means the representations and warranties of GTCR Blocker expressly and specifically set forth in Article V of this Agreement, as modified by the Disclosure Schedules.
"GTCR Blocker Shares" shall have the meaning set forth in the recitals.
"GTCR Fund XI/C" shall have the meaning set forth in the preamble.
"GTCR Splitter" shall have the meaning set forth in the preamble.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
"Indebtedness" means, without duplication, (i) any indebtedness for borrowed money (including the issuance of any debt security), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii)  any capital lease obligations classified consistently with the December 31, 2019 Audited Financial Statements and excluding the effects of ASC 842, (iv) any letters of credit, surety bonds and bankers' acceptances (but solely to the extent drawn), (v) obligations for accrued interest, penalties, breakage costs, fees, premiums and prepayment expenses related to any of the foregoing, (vi) any deferred compensation obligations (vii) the Tax Liability Amount and (viii) the portion of deferred rent related to tenant improvement allowances determined consistently with the December 31, 2019 Audited Financial Statements.

"Indebtedness Amount" means (i) the Indebtedness of the Acquired Companies on a consolidated basis as of the Calculation Time plus (ii) an amount equal to $750,000.00; provided that, "Indebtedness" shall not include (a) any liabilities related to intercompany debt between any of the Acquired Companies, (b) any obligations under operating leases classified consistently with the December 31, 2019 Audited Financial Statements and excluding the effects of ASC 842, (c) any undrawn letters of credit, surety bonds and/or bankers' acceptances or (d) any deferred revenue.
"Indemnitee(s)" shall have the meaning set forth in Section 7.7(a).
"Insurance Policies" shall have the meaning set forth in Section 3.19.
"Intellectual Property" means, in any and all jurisdictions throughout the world, all intellectual property rights in and to the following: (a) all patents and patent applications, all continuations, divisionals and continuations-in-part of any of the foregoing, all patents issuing on any of the foregoing, and all reissues, renewals, substitutions, reexaminations and extensions of any of the foregoing (collectively, "Patents") (b) all registered and unregistered trademarks, trade names, service marks, trade dress, logos, corporate names, product designations, brand names, corporate names, and other source or business identifiers, and general intangibles of a like nature, together with all goodwill associated with each of the foregoing, and all applications for registration, registrations, extensions and renewals of any of the foregoing, (collectively "Trademarks"), (c) all copyrights, and copyrightable works, whether or not registered or published, all applications for registration, registrations, reversions, extensions and renewals of any of the foregoing, including copyrights in computer software and databases, and all moral rights, however denominated (collectively, "Copyright"), (d) all Internet domain names, (e) all trade secrets, know-how and other intellectual property rights with respect to confidential or proprietary information, ideas, formulae, processes, procedures, methods, techniques, know-how, creations, inventions (whether patentable or unpatentable, and whether or not reduced to practice), works of authorship (whether or not copyrightable), specifications and drawings, (collectively, "Trade Secrets"), and (f) all rights in Software and technology.
"IRS" means the U.S. Internal Revenue Service.
"IT Systems" means all information technology, computers, computer systems and communications systems owned, operated, leased or licensed by any of the Acquired Companies.
"Knowledge" means the actual knowledge, as of the date of this Agreement, of the following individuals: Scott Happ and John Jennings.
"Latest Balance Sheet" shall have the meaning set forth in Section 3.6(a).
"Laws" shall have the meaning set forth in Section 3.9(a).
"Leased Real Property" shall have the meaning set forth in Section 3.15(b).
"Leases" means all Contracts pursuant to which any Acquired Company, leases any Leased Real Property.

"Licensed IP" means all Intellectual Property (other than Acquired Company-Owned IP) used, held for use or practiced in connection with the business of any of the Acquired Companies.
"Liens" means any pledge, hypothecation, lien, charge, encumbrance, deed of trust, mortgage, easement, right of first refusal, right of first offer, encroachment and security interest of any kind or nature whatsoever in or on any asset, property or property interest.
“Management Agreements” shall have the meaning set forth in Section 7.15.
"Net Working Capital Amount" means (i) current assets (excluding Cash, restricted cash, deferred tax assets and income tax assets) of the Acquired Companies as of the Calculation Time, minus (ii) current liabilities (excluding Indebtedness, deferred tax liabilities, income tax liabilities and Transaction Expenses) and long-term deferred revenue of the Acquired Companies as of the Calculation Time, in each of the immediately preceding clauses (i) and (ii), to the extent such current assets and current liabilities and long-term deferred revenue are designated as such on Exhibit E attached hereto. Exhibit E attached hereto sets forth an illustrative calculation of the Net Working Capital Amount as of June 30, 2020. Such calculation is included for reference purposes only, and notwithstanding anything to the contrary, the Acquired Companies and the Sellers do not make any representation or warranty, and will not incur any liability, in respect thereof.
"Non-Recourse Party" means, with respect to a Party, any of such Party's former, current and future direct or indirect equity holders, controlling Persons, directors, managers, officers, employees, legal counsel, financial advisors, agents, representatives, Affiliates, members, general or limited partners, successors or assignees (or any former, current or future equity holder, controlling Person, director, manager, officer, employee, legal counsel, financial advisors, agent, representative, Affiliate, member, general or limited partner, successor or assignee of any of the foregoing), in each case, other than any other Party.
"Objections Statement" shall have the meaning set forth in Section 2.2(d).
"OFAC" shall have the meaning set forth in Section 2.2(a).
"Open Source Software" means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for "free," "publicly available" or "open source" Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.
"Outside Date" shall have the meaning set forth in Section 9.1(b)(i).
"Partnership Audit Rules" shall mean the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof), or any similar provisions or procedures established by any state or local Governmental Authority.
"Party" shall have the meaning set forth in the recitals.
"Pass-Through Tax Return" shall mean U.S. Internal Revenue Service Forms 1065 of any Acquired Company and any similar state or local Tax Return of any Acquired Company in a jurisdiction that treats such Acquired Company as a flow-through entity for income Tax purposes, in each case that relate to any Pre-Closing Tax Period or Straddle Period.
"Payoff Amount" shall have the meaning set forth in Section 1.3(f).
"Payoff Letters" shall have the meaning set forth in Section 1.3(f).
"Permits" shall have the meaning set forth in Section 3.9.
"Permitted Liens" means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and, in either case, for which adequate reserves have been maintained in accordance with GAAP; (ii) mechanics', materialmen's, carriers', workmen's, repairmen's, warehousemen's and other statutory Liens securing obligations that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and incurred in the ordinary course of business; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities; (iv) covenants, conditions, restrictions, easements, rights-of-way, encroachments and other similar matters of record affecting title to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the businesses of the Acquired Companies; (v) public roads and highways; (vi) matters that would be disclosed by an inspection, title policy, title report or survey with respect to each applicable real property; (vii) Liens that are disclosed in public records; (viii) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (ix) purchase money Liens and Liens securing rental payments under capital lease arrangements; (x) leases and subleases or other occupancy agreements to third party tenants disclosed on Schedule 3.15(b) of the Disclosure Schedules; (xi) terms and conditions of the leases or other occupancy agreements pursuant to which any Acquired Company is a tenant or occupant disclosed on Schedule 3.15(b) of the Disclosure Schedules; (xii) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (xiii) Liens set forth on Schedule 11.15(a) of the Disclosure Schedules; (xiv) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; and (xv) such other Liens that, individually or in the aggregate, would not have an Acquired Company Material Adverse Effect.
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

"Personal Information" means, in addition to any definition for any similar term (e.g., "personal data", "personally identifiable information" or "PII") provided by applicable Laws, or by any of the Acquired Companies in any of its privacy policies, notices or Contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.
"Personnel IP Contracts" shall have the meaning set forth in Section 3.13(f).
"Pre-Acquisition Financing" shall have the meaning set forth in Section 7.13(a).
"Pre-Closing Tax Period" means a taxable period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
"Privacy Laws" means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and any and all applicable Laws relating to breach notification in connection with Personal Information.
"Proprietary Software" means all Software owned or purported to be owned by any of the Acquired Companies.
"Purchased Equity" shall have the meaning set forth in the recitals.
"Purchaser" shall have the meaning set forth in the preamble.
“Purchaser Indemnitees” shall have the meaning set forth Section 11.2.
"Purchaser Insurance Policy" shall have the meaning set forth in Section 7.10.
"Purchaser Material Adverse Effect" means any change, effect, event, condition, circumstance, occurrence, state of facts or development that would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Purchaser of the Transactions.
"Relevant Persons" shall have the meaning set forth in Section 3.9(b).
"Remedial Action" shall have the meaning set forth in Section 7.3(d).

"Representatives" means, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (in each case solely to the extent acting in such capacity on behalf of such Person) retained by such Person or any of its controlled Affiliates, together with directors, managers, officers and employees of such Person and its Subsidiaries.
"Restraints" shall have the meaning set forth in Section 8.1(b).
"Restructuring Transactions" shall have the meaning set forth in the recitals.
"Retained Counsel" shall have the meaning set forth in Section 11.18(a).
"Sanctions" shall have the meaning set forth in Section 3.9(c).
"Securities Act" shall have the meaning set forth in Section 3.4(a).
"Seller Representations" means the representations and warranties of the Sellers expressly and specifically set forth in Article IV of this Agreement, as modified by the Disclosure Schedules. For the avoidance of doubt, the Seller Representations are made solely by each Seller on a several basis as to itself and not on a joint and several basis with any other Sellers.
"Seller Representative" shall have the meaning set forth in the preamble.
"Sellers" shall have the meaning set forth in the preamble.
"Shortfall Amount" shall have the meaning set forth in Section 2.3(a).
"Software" means all: (a) computer programs, including any software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation, including user manuals and other training documentation, related to any of the foregoing.
"Straddle Period" means any taxable period that includes, but does not end on, the Closing Date. In the case of any Taxes that are imposed on or with respect to income, gains, receipts, sales or payments and are payable for a Straddle Period, the portion of such Taxes related to the Pre-Closing Tax Period shall be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date, and in the case of any other Taxes for a Straddle Period, the portion of such Taxes related to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.
"Subsidiary" when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
"Target Net Working Capital Amount" means $2,000,000.
"Tax" or "Taxes" means all federal, state, local or non-U.S. taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties and other charges, fees, levies of any kind whatsoever in the nature of, or similar to, a tax, and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing.
"Tax Accounting Firm" shall have the meaning set forth in Section 10.7.
"Tax Law" shall mean any Law relating to Taxes.
"Tax Liability Amount" means an amount (not less than zero) equal to the sum of (i) the accrued but unpaid income Taxes of the Acquired Companies and GTCR Blocker (whether or not such Taxes are due and payable), calculated (x) as of the end of the Closing Date on a closing of the books basis as if the taxable period of each of the Acquired Companies and the GTCR Blocker ended as of the end of the Closing Date and determined consistently with the Acquired Companies' past practice, (y) by including in taxable income all adjustments pursuant to Section 481 of the Code (and any analogous or similar provision of Tax Law) that will not previously have been included in income and (z) taking into account any estimated Tax payments and Transaction Tax Deductions and (ii) the unpaid payroll Taxes accrued through the Closing Date for which the due date is deferred under Section 2302 of the CARES Act, or under any similar provision of state or local law.
"Tax Proceeding" shall have the meaning set forth in Section 10.4
"Tax Returns" means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Transaction Expenses" means an amount equal to, without duplication, and in each case, each of which have been incurred by the Acquired Companies or the Sellers prior to and that remain unpaid as of the Closing, all (i) fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, and brokers and finder) due at Closing incurred primarily in connection with the Transactions, including any of the foregoing that are payable primarily in connection with the negotiation, documentation and execution of this Agreement and the other documents contemplated hereby, (ii) sale-related bonuses, single-trigger severance payments, retention payments or other similar payments owed to current or former employees, officers, directors, independent contractors or consultants of the Acquired Companies, in each case, primarily due to the negotiation and consummation of the Transactions, and (iii) the amount of the employer's portion of any applicable federal, state, local or foreign employment, payroll or social security Taxes with respect to the amounts set forth in clause (ii) hereof.
"Transaction Tax Deductions" shall mean the income Tax deductions, deductible at a more-likely-than-not level of confidence, of the Acquired Companies or the GTCR Blocker for Pre-Closing Tax Periods (including, for the avoidance of doubt, by reason of a carryover under Section 163(j) of the Code or other Tax attribute carryover or carryback to a Pre-Closing Tax Period) relating to or arising from (i) the payment of Transaction Expenses, (ii) any compensation payable as a result of the Transactions, (iii) any payroll costs associated with the payments described in clause (ii), and (iv) the fees, expenses and interest incurred by the Acquired Companies with respect to the payment of Indebtedness (including, for the avoidance of doubt, amounts treated as interest for U.S. federal income tax purposes, any breakage fees or accelerated deferred financing fees, whether paid before, at, or after the Closing or included in clause (i) of the definition of Indebtedness or included as a liability in Net Working Capital).
"Transactions" means, collectively, this Agreement and the transactions contemplated hereby.
"Transfer Taxes" shall have the meaning set forth in Section 10.5.
"Treasury Regulations" means the United States Department of Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
"Valuation Firm" means Duff & Phelps or, if such firm is not willing to serve as the Valuation Firm as contemplated hereby, another firm with similar capabilities and reputation to such firm that is selected by the Sellers (with the consent of the Purchaser, such consent not to be unreasonably withheld or delayed).
"Waived 280G Benefits" shall have the meaning set forth in Section 7.11.
Section 11.16    Interpretation.
(a)    When a reference is made in this Agreement to an Article, Section, Exhibit, Annex or Schedule, such reference shall be to an Article of, a Section of, an Exhibit to, an Annex to or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to "$" and dollars in this Agreement shall mean United States dollars unless otherwise specifically provided. The word "shall" denotes a directive and obligation, and not an option. The phrases "ordinary course of business," "ordinary course of business consistent with past practice" and similar phrases will mean, with respect to any Person, the ordinary course of such Person's business consistent with past custom and practice (and giving effect to any adjustments and modifications thereto taken primarily and reasonably in response to or as a result of the COVID-19 Pandemic). As used in this Agreement "willful breach" shall mean a breach of any representation, warranty, covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by a party with the actual knowledge that the taking of such act or failure to act would cause a breach. All terms defined in this Agreement shall have such defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors. For purposes of this Agreement, if the Acquired Companies, the Sellers or a Person acting on their behalf, respectively, posts a document to the online data room hosted on behalf of the Sellers and/or the Acquired Companies at RR Donnelly Financial Solutions for Project Sapphire, such document shall be deemed to have been "delivered," "furnished" or "made available" (or any phrase of similar import) to the Purchaser by the Sellers and the Acquired Companies, as applicable. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. Unless specified otherwise, any action hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a day that is not a Business Day, the period during which such action may be taken shall be automatically extended to the next Business Day.
(b)    The Disclosure Schedules set forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV or to one or more of the covenants contained in Article VII, except that any information set forth in one section of the Disclosure Schedules shall be deemed to apply to all other sections or subsections thereof to the extent that the applicability of such information is reasonably apparent on its face. The Disclosure Schedules are qualified in their entirety by reference to the specific provisions of the Agreement, and are not intended to constitute, and shall not be deemed to constitute, representations, warranties or covenants of the Parties, except as (and solely to the extent) expressly set forth in the Agreement.
(c)    The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules, exhibits or annexes attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules, exhibits or annexes in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in the Disclosure Schedules, any exhibit or any annex is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules, exhibits and annexes hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).
Section 11.17    No Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a Party shall have any liability relating to this Agreement or any of the Transactions except as otherwise agreed to in writing by such Non-Recourse Party. Each obligation of each Party under this Agreement is a several (and not joint) obligation and no Party shall be liable for any other Party's breach hereof.
Section 11.18    Provision Respecting Legal Representation.
(a)    It is acknowledged by each of the Parties, on its own behalf and on behalf of its respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that the Acquired Companies and the Sellers have retained Kirkland & Ellis LLP (and its affiliated entity Kirkland & Ellis International LLP) (collectively, the "Retained Counsel") to act as their counsel in connection with the Transactions and that the Retained Counsel has not acted as counsel for any other Party in connection with the Transactions and that none of the other Parties has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. The Purchaser and the Acquired Companies and their respective Subsidiaries hereby agree, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between the Purchaser, the Acquired Companies and/or their Subsidiaries, on the one hand, and the Sellers and/or any of their Affiliates, on the other hand, the Retained Counsel may represent the Sellers and/or their Affiliates in such dispute even though the interests of the Sellers or their Affiliates may be directly adverse to the Purchaser, the Acquired Companies or their Subsidiaries, and even though the Retained Counsel may have represented the Acquired Companies in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser, the Acquired Companies or any of their Subsidiaries.
(b)    The Purchaser agrees that, after the Closing, neither the Purchaser, nor any of its Subsidiaries or Affiliates will have any right to access or control any of the Retained Counsel's records relating to or affecting the Transactions with respect to its representation of the Sellers and the Acquired Companies, which will be the property of (and be controlled by) the Sellers. In addition, the Purchaser agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Acquired Companies.

Accordingly, the Purchaser will not, and will cause each of its Subsidiaries and Affiliates (including, after Closing, the Acquired Companies) not to, use any Attorney-Client Communication remaining in the records of the Acquired Companies after Closing in a manner that may be adverse to the Sellers or any of the Sellers' Affiliates. The Purchaser agrees, on its own behalf and on behalf of its Subsidiaries and Affiliates (including, after Closing, Acquired Companies), that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to the Sellers and will not pass to or be claimed by the Purchaser or its Affiliates or the Acquired Companies, and (ii) the Sellers will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, the Purchaser will not, and will cause each of its Subsidiaries and Affiliates (including, after Closing, the Acquired Companies) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not the Sellers or an Affiliate of the Sellers; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not the Sellers or an Affiliate of the Sellers.
Section 11.19    Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the reasonable request of any Party or to any such contract, each other Party or thereto shall re–execute original forms thereof and deliver them to all other Parties. No Party or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such Party forever waives any such defense.
Section 11.20    Seller Representative.
(a)    Each Seller hereby irrevocably constitutes and appoints the Seller Representative, as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of the Sellers that may be necessary, convenient or appropriate to facilitate the consummation of the Transactions, including: (i) execution of the Escrow Agreement and other documents and certificates pursuant to this Agreement or the Escrow Agreement; (ii) receipt of payments under or pursuant to this Agreement or the Escrow Agreement and disbursement thereof to the Sellers, in accordance with this Agreement or the Escrow Agreement and subject to the terms hereof or thereof; (iii) receipt and forwarding of notices and communications pursuant to this Agreement or the Escrow Agreement; (iv) administration of the provisions of this Agreement and the Escrow Agreement; (v) giving or agreeing to, on behalf of the Sellers, any and all consents, waivers, amendments or modifications deemed by the Seller Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement or the Escrow Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or the Escrow Agreement or any of the instruments to be delivered to the Purchaser pursuant to this Agreement or the Escrow Agreement; (vii) taking actions the Seller Representative is expressly authorized to take pursuant to the other provisions of this Agreement or the Escrow Agreement; (viii) disputing or refraining from disputing, on behalf of the Sellers relative to any amounts to be received by the Sellers under this Agreement, the Escrow Agreement or any agreements contemplated hereby or thereby, any claim made by the Purchaser under this Agreement, the Escrow Agreement or other agreements contemplated hereby or thereby; (ix) negotiating and compromising, on behalf of the Sellers, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement, the Escrow Agreement or any other agreement contemplated hereby or thereby; (x) executing, on behalf of the Sellers, any settlement agreement, release or other document with respect to such dispute or remedy; and (xi) engaging attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement, the Escrow Agreement or any other agreement contemplated hereby or thereby and paying any fees related thereto.
(b)    The Purchaser shall be fully protected in dealing with the Seller Representative under this Agreement and may rely upon the authority of the Seller Representative to act on behalf of the Sellers. Any payment by the Purchaser to the Seller Representative for the benefit of a Seller shall be considered a payment by the Purchaser to such Seller. The appointment of the Seller Representative is coupled with an interest and shall be irrevocable by the Sellers in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable law.
(c)    The Seller Representative shall not be liable to the Purchaser or any Seller in its capacity as the Seller Representative, for any liability of a Seller or for any error of judgment, or any act done or step taken or omitted by it that it believed to be in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement or the Escrow Agreements. The Seller Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and, without limiting the foregoing, it shall incur no liability in its capacity as the Seller Representative to the Purchaser, the Sellers and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.
(d)    Any expenses or liabilities incurred by the Seller Representative in connection with the performance of its duties under this Agreement or the Escrow Agreement shall not be the personal obligation of the Seller Representative but shall be payable by the Sellers based on the Seller's pro-rata share of the Final Closing Purchase Price. The Seller Representative shall have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Sellers pursuant to this Agreement at Closing or thereafter, to satisfy such obligations (including to establish such reserves as the Seller

Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable).
(e)    The Sellers shall severally, but not jointly, indemnify and hold harmless, based on such Seller's pro-rata share of the Final Closing Purchase Price, the Seller Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Seller Representative's execution and performance (solely in its capacity as the Seller Representative and not in its capacity as a Seller) of this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Equity Purchase Agreement to be duly executed and delivered as of the date first above written.

SELLERS:
GTCR FUND XI/C LP
By: GTCR Partners XI/C LP Its: General Partner By: /s/ Aaron D. Cohen
Name: Aaron D. Cohen Its: Managing Director
GTCR/OB BLOCKER CORP.
By: /s/ Aaron D. Cohen
Name: Aaron D. Cohen
Its: Vice President and Secretary

GTCR SPLITTER:
GTCR OB/SPLITTER LP
By: GTCR Partners XI/B LP Its: General Partner By: GTCR Investment XI LLC Its: General Partner By: /s/ Aaron D. Cohen Name: Aaron D. Cohen Its: Managing Director
OB HOLDINGS I, LLC
By: /s/ Scott T. Happ
Name: Scott T. Happ
Its: President, Chief Executive Officer, Vice President and Treasurer

Signature Page to Equity Purchase Agreement

COMPANY: OB ACQUISITION, LLC
By: /s/ Scott T. Happ
Name: Scott T. Happ
Its: President, Chief Executive Officer, Vice President and Treasurer
SELLER REPRESENTATIVE:

OB HOLDINGS I, LLC
By: /s/ Scott T. Happ
Name: Scott T. Happ Its: President, Chief Executive Officer, Vice President and Treasurer

Signature Page to Equity Purchase Agreement

PURCHASER: BLACK KNIGHT, INC.
By: /s/ Kirk T. Larsen Name: Kirk T. Larsen
Its: Executive Vice President, Chief Financial Officer

Signature Page to Equity Purchase Agreement